UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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BRANDYWINE REALTY TRUST

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555 East Lancaster Avenue Radnor, PA 19087 (610) 325-5600
Notice of Annual Meeting of Shareholders
to Be Held June 2, 2010
Dear Shareholder:
We invite you to attend our annual meeting of shareholders on Wednesday, June 2, 2010 at 10:00 a.m., local time, at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania. At the meeting we will ask you to:
•	elect our Board of Trustees;

•	ratify the appointment of our independent registered public accounting firm for calendar year 2010;

•	approve the amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan to, among other things, increase the number of common shares of beneficial interest, par value $.01 per share, that may be issued or the subject of awards under the plan by 6,000,000 shares.
We will also transact such other business as may properly come before the meeting and at any adjournment or postponement of the meeting. Our Proxy Statement provides information that you should consider when you vote your shares.
Only holders of record of our common shares at the close of business on April 5, 2010 are entitled to vote at the 2010 annual meeting or at any adjournment or postponement of the meeting.
Your vote is important to us. Whether or not you plan to attend the annual meeting, please vote your shares. You may vote your shares by marking, signing and dating the proxy card and returning it in the postage paid envelope provided. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.
I look forward to seeing you at the meeting.
Sincerely,

Brad A. Molotsky, Executive Vice President,
General Counsel and Secretary
April 16, 2010

BrandywineRealtyTrust	555 East Lancaster Avenue | Radnor, PA 19087 | (610) 325-5600
Proxy Statement for the Annual Meeting of Shareholders
To be held on June 2, 2010
The Board of Trustees of Brandywine Realty Trust is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, June 2, 2010 at 10:00 a.m., local time, and at any adjournment or postponement of the Meeting. This proxy statement and the enclosed form of proxy are first being furnished to shareholders on or about April 16, 2010.
At the Meeting, we will ask the holders of record of our common shares of beneficial interest, par value $.01 per share, as of the close of business on April 5, 2010 to vote on the proposals listed below and on any other matter that properly comes before the Meeting or any adjournment or postponement of the Meeting:
(1)	The election of seven Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified;
(2)	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2010; and
(3)	An amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan to, among other things, increase the number of common shares of beneficial interest, par value $.01 per share, that may be issued or the subject of awards under the plan by 6,000,000 shares.
Our Board of Trustees knows of no other business that will be presented for consideration at the Meeting. If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the proxy form will vote the proxy in accordance with their best judgment on such matter.
Instead of receiving paper copies of future annual reports and proxy statements in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you. With electronic delivery, we will notify you by e-mail as soon as the annual report and proxy statement are available on the Internet, and you can easily submit your shareholder votes online. If you are a shareholder of record, you may enroll in the electronic delivery service at the time you vote by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.proxyvote.com, selecting the “request copy” option, and following the enrollment instructions.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholders Meeting to be Held on June 2, 2010
This proxy statement and our 2009 annual report to
shareholders are available at www.proxyvote.com.

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Information About The Meeting and Voting
What Am I Voting on?
Our Board of Trustees is soliciting your vote for:
•	The election of seven Trustees to serve as members of our Board of Trustees until the next annual meeting of shareholders and until their successors are elected and qualified.
•	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2010.
•	An amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan to, among other things, increase the number of common shares of beneficial interest, par value $.01 per share, that may be issued or the subject of awards under the plan by 6,000,000 shares.
If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the accompanying proxy card will vote the proxy in accordance with their best judgment on such matter.
Who Is Entitled to Vote?
Holders of common shares of record as of the close of business on April 5, 2010 are entitled to notice of and to vote at the Meeting. Common shares can be voted only if the shareholder is present in person or is represented by proxy at the Meeting. As of the record date, 130,188,232 common shares were issued and outstanding and entitled to vote.
How Do I Vote?
If you are a shareholder of record, you may have your common shares voted at the Meeting by submitting your proxy by any of the following methods:
•	Voting by Internet. You may vote your shares through the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.
•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted: (1) FOR the election of all Trustee nominees; (2) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2010; and (3) FOR the amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan. If any other matter should be properly presented at the Meeting or any adjournment or postponement of the Meeting for action by the shareholders, the persons named in the proxy form will vote the proxy in accordance with their best judgment on such matter.
•	Voting by Telephone. You may vote your shares by telephone by calling toll-free 1-800-690-6903. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

You may also attend the Meeting and vote your common shares in person. If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker or other record holder) you should follow the voting instructions provided to you by your broker or the record holder. Although most brokers offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements. If you do not provide voting instructions to your broker, your shares are referred to as “uninstructed shares.” Whether your broker has the discretion to vote these shares on your behalf depends on the ballot item, as indicated below for each of the proposals.
How You May Revoke or Change Your Vote
You may revoke your proxy at any time before it is voted at the Meeting by any of the following methods:
•	Submitting a later-dated proxy by mail, over the telephone or through the Internet.
•	Sending a written notice, including by telecopy, to our Secretary. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Meeting to:
Brandywine Realty Trust
555 East Lancaster Avenue
Radnor, Pennsylvania 19087
Attention: Brad A. Molotsky, Secretary
•	Attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Meeting. If your shares are held in the name of a broker or other record holder, you must obtain a proxy, executed in your favor, from the record holder to be able to vote at the Meeting.
What Constitutes a Quorum?
A quorum of common shareholders is required to hold a valid meeting of shareholders. Unless a quorum is present at the Meeting, no action may be taken at the Meeting except the adjournment thereof to a later time. The holders of a majority of the outstanding common shares entitled to vote at the Meeting must be present in person or by proxy to constitute a quorum. All valid proxies returned will be included in the determination of whether a quorum is present at the Meeting. The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the determination of whether a quorum is present at the Meeting. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for determining a quorum, but will not be voted with respect to that matter.
What Vote Is Required to Approve Each Proposal?
Voting Rights Generally. Each common share is entitled to one vote on each matter to be voted on at the Meeting. Shareholders have no cumulative voting rights.
Election of Trustees. Trustees are elected by a plurality of the votes cast at the Meeting. Any shares not cast, including abstentions, will have no impact on the vote.
Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010 requires the affirmative vote of a majority of all votes cast on this proposal. Accordingly, an abstention will have no effect on the outcome of the vote on this proposal.
Amendment and Restatement of Amended and Restated 1997 Long-Term Incentive Plan. Approval of the amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan requires the affirmative vote of a majority of all votes cast on this proposal, provided that the total votes cast on this proposal must represent over fifty percent of all common shares entitled to vote on this proposal. For purposes of the requirement that the total votes cast represent over fifty percent of all common shares entitled to vote on the proposal, abstentions will be counted as votes cast and therefore as shares present and entitled to vote at the meeting. Abstentions will have the effect of a vote against this proposal.

Voting Instructions; Uninstructed Shares. In voting by proxy with regard to the election of trustees, shareholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Shareholders should specify their choices by using the Internet or telephone voting procedures, or on the proxy card, if printed copies of the proxy materials are requested by mail. All properly executed proxies delivered by shareholders to us and not revoked will be voted at the Meeting in accordance with the directions given. For any shareholder of record, if no specific instructions are provided for proxies given through the Internet or telephone voting procedures, or if a signed proxy card is returned without giving specific voting instructions, the shares represented by the proxy will be voted “FOR” the election of all trustees in Proposal 1; “FOR” the approval of Proposal 2; and “FOR” the approval of Proposal 3. If any other matters should be properly presented at the Meeting, the persons named as proxies will vote upon such matters according to their best judgment.
Under new rules adopted by the NYSE its member-brokers are allowed to vote shares held by them for their customers only on matters the NYSE determines are routine, unless the brokers have received voting instructions from their customers. Your broker is prohibited from voting your shares on the election of trustees and on Proposal 3 unless you have given voting instructions to your broker. The NYSE currently considers Proposal 2 to be a routine matter. Your broker, therefore, may vote your shares in its discretion on Proposal 2 if you do not instruct your broker how to vote on Proposal 2. The NYSE does not consider the proposal to approve such other business as may properly come before the Meeting or any adjournment a routine matter, so your broker may not vote on this proposal in its discretion, although your shares will be counted for purposes of determining whether a quorum is present. Your broker, therefore, will need to return a proxy card without voting on this non-routine matter if you do not give voting instructions with respect to this matter. This is referred to as a “broker non-vote.”
What Are the Board’s Recommendations?
The Board recommends that you vote FOR each of Proposal 1 (Election of Trustees); Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm); and Proposal 3 (Amendment and Restatement of the Amended and Restated 1997 Long-Term Incentive Plan).
What Does it Mean if I Receive More Than One Proxy Card?
Some of your shares may be registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to assure that all of your shares are voted. If you hold your shares in registered form and wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare Shareholder Services, Inc., at P.O. Box 43078, Providence, RI 02940, phone (888) 985-2061; outside the U.S., Canada and Puerto Rico, phone (781) 575-2724. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefit you as a shareholder.

What if I Receive Only One Set of Proxy Materials Although There Are Multiple Shareholders at My Address?
If you and other residents at your mailing address own common shares you may have received a notice that your household will receive only one annual report, proxy statement and Notice of Internet Availability of Proxy Materials. If you hold common shares in street name, you may have received this notice from your broker and the notice may apply to each company in which you hold shares through that broker. This practice of sending only one copy of proxy materials is known as “householding.” The reason we do this is to attempt to conserve natural resources. If you did not respond to a timely notice that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, one copy of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials have been sent to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling telephone number (800) 542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, our annual report and Notice of Internet Availability of Proxy Materials, we will send a copy to you, free of charge, if you address your written request to Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, PA 19087, Attention: Marge Boccuti or by calling Ms. Boccuti at (610) 832-7702. If you are receiving multiple copies of our annual report, proxy statement and Notice of Internet Availability of Proxy Materials, you can request householding by contacting Ms. Boccuti in the same manner.
How Do I Submit a Shareholder Proposal for Next Year’s Annual Meeting?
Shareholder proposals may be submitted for inclusion in the proxy statement for our 2011 annual meeting of shareholders in accordance with rules of the Securities and Exchange Commission (“SEC”) and the advance notice provisions summarized later in this proxy statement under “Other Information — Shareholder Proposals for the 2011 Annual Meeting of Shareholders.” Proposals should be sent via registered, certified, or express mail to: Brad A. Molotsky, Executive Vice President, General Counsel and Secretary, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087.
Will I Receive a Copy of the Annual Report and Form 10-K?
We have furnished our Annual Report with this proxy statement. The Annual Report includes our audited financial statements, along with other financial information about us. Our Annual Report is not part of the proxy solicitation materials.
You can obtain, free of charge, a copy of our Form 10-K, which also includes the audited financial statements of Brandywine Operating Partnership, L.P., our operating partnership subsidiary, by:
•	accessing our Internet site at www.brandywinerealty.com and clicking on the “Investor Relations” link;

•	writing to our Manager of Investor Relations, Marge Boccuti, at 555 East Lancaster Avenue, Radnor, Pennsylvania 19087; or

•	calling Ms. Boccuti at: (610) 832-7702.
You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.
How Can I Access the Proxy Materials Electronically?
This proxy statement and our 2009 annual report are available on our website at www.proxyvote.com. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, shareholders can elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials or Notices of Internet Availability of Proxy Materials online will save us the cost of producing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com.

Proposal 1: Election of Trustees
Our business and affairs are managed under the direction of our Board of Trustees. Our Board has responsibility for establishing broad corporate policies and for our overall performance. Our Board currently consists of seven Trustees (identified below), and these Trustees have been nominated for election to new terms.
The Trustees have no reason to believe that any of the nominees will be unable or unwilling to be a candidate for election at the time of the Meeting. If any nominee is unable or unwilling to serve on our Board, the persons named in the proxy will use their best judgment in selecting and voting for a substitute candidate or the Board may reduce the number of Trustees.
Each individual elected as a Trustee at the Meeting will serve until the next annual meeting of shareholders and until his successor is elected and qualified.
The Board of Trustees unanimously recommends that shareholders vote FOR the election of each of the nominees as Trustees.
Executive Officers and Trustees
Information regarding our Trustees and executive officers is presented below. We also provide information regarding the Audit Committee and other Committees of our Board of Trustees, nomination procedures for our Trustees, our Code of Business Conduct and Ethics and Section 16(a) beneficial ownership reporting compliance.
Trustees
The following table identifies the Trustees nominated for election at the Meeting.

Name	Age	Position
Walter D’Alessio	76	Non-Executive Chairman of the Board and Trustee
Anthony A. Nichols, Sr.	70	Chairman Emeritus and Trustee
Gerard H. Sweeney	53	President, Chief Executive Officer and Trustee
D. Pike Aloian	55	Trustee
Wyche Fowler	69	Trustee
Michael J. Joyce	68	Trustee
Charles P. Pizzi	59	Trustee
The following are biographical summaries of the Trustees nominated for election at the Meeting.
Walter D’Alessio, Chairman of the Board and Trustee. Mr. D’Alessio was first elected a Trustee on August 22, 1996 and was appointed our non-executive Chairman of the Board on March 25, 2004. Mr. D’Alessio serves as Vice Chairman of NorthMarq Capital, a real estate investment banking firm, and as Senior Managing Director of NorthMarq Advisors, a real estate consulting group, positions he has held since October 2003. From 1982 until September 2003, he served as Chairman and Chief Executive Officer of Legg Mason Real Estate Services, Inc., a mortgage banking firm headquartered in Philadelphia. Previously, Mr. D’Alessio served as Executive Vice President of the Philadelphia Industrial Development Corporation and Executive Director of the Philadelphia Redevelopment Authority. He also serves as a director of Exelon, PECO Energy Company, a subsidiary of Exelon, Independence Blue Cross, Pennsylvania Real Estate Investment Trust, Point Five Technologies, Inc., Federal Home Loan Bank of Pittsburgh and the Greater Philadelphia Chamber of Commerce.

Areas of Relevant Experience: Real estate; finance; construction and development; government and public policy.
Anthony A. Nichols, Sr., Chairman Emeritus and Trustee. Mr. Nichols was elected Chairman of our Board on August 22, 1996. On March 25, 2004, Mr. Nichols became Chairman Emeritus of our Board. Mr. Nichols founded The Nichols Company, a private real estate development company, through a corporate joint venture with Safeguard Scientifics, Inc. and was President and Chief Executive Officer from 1982 through August 22, 1996. From 1968 to 1982, Mr. Nichols was Senior Vice President of Colonial Mortgage Service Company (now GMAC Mortgage Corporation) and President of Colonial Advisors (the advisor to P.N.B. Mortgage and Realty Trust). Mr. Nichols has been a member of the National Association of Real Estate Investment Trusts (“NAREIT”) and former member of the Board of Governors of the Mortgage Banking Association and Chairman of the Income Loan Committee of the regional Mortgage Bankers Association and the Executive Committee of the Greater Philadelphia Chamber of Commerce. He is Vice Chairman, a member of the Executive Committee and a Trustee of Saint Joseph’s University and Chairman of the Development Committee. He is also a board member of Fox Chase Bank and the Marine Corps Scarlet and Gold Committee. His memberships include the National Association of Industrial and Office Parks (“NAIOP”) and the Urban Land Institute (“ULI”).
Areas of Relevant Experience: Real estate; finance; construction and development.
Gerard H. Sweeney, President, Chief Executive Officer and Trustee. Mr. Sweeney has served as our President and Chief Executive Officer since August 8, 1994 and as our President since November 9, 1988. He was first elected a Trustee on February 9, 1994. Prior to August 1994, in addition to serving as our President, Mr. Sweeney served as Vice President of LCOR, Incorporated (“LCOR”), a real estate development firm. Mr. Sweeney was employed by the Linpro Company (a predecessor of LCOR) from 1983 to 1994 and served in several capacities, including Financial Vice President and General Partner. During this time, Mr. Sweeney was responsible for the development, marketing, management, construction and financial oversight of a diversified portfolio consisting of urban high-rise, mid-rise, flex, warehouse and distribution facilities, retail and apartment complexes. Mr. Sweeney is a member of the Board of Governors of NAREIT, the Real Estate Roundtable and ULI. Mr. Sweeney is Chairman of the Board of the Schuylkill River Development Corporation, Chairman of the Board of WHYY and a member of the Board of the Pennsylvania Academy of the Fine Arts and Thomas Jefferson University.
Areas Relevant Experience: Senior executive, with ability to drive and oversee our business strategy; detailed knowledge and unique perspective regarding our strategic and operational opportunities and challenges and our competitive and financial positioning.
D. Pike Aloian, Trustee. Mr. Aloian was first elected a Trustee on April 19, 1999. Mr. Aloian is a Managing Director of Rothschild Realty Managers LLC, a real estate investment management firm based in New York that specializes in providing growth capital to public and private real estate companies. At Rothschild, Mr. Aloian is responsible for originating investment opportunities, negotiating and structuring transactions and monitoring the investments over their respective lives. Mr. Aloian is a director of EastGroup Properties, Merritt Properties, Advance Realty Group, Denholtz Holdings, LLC, Victory Real Estate Investments, LLC and Shaner Hotel Holdings. In addition, Mr. Aloian served on the board of directors of CRT Properties, Inc. until the company was sold in 2006 to a private buyer. He has served as adjunct professor of the Columbia University Graduate School of Business. Mr. Aloian graduated from Harvard College in 1976 and received an MBA from Columbia University in 1980. Mr. Aloian was initially elected to our Board in April 1999 in connection with our issuance to Five Arrows Realty Securities III L.L.C. of preferred shares of beneficial interest and warrants exercisable for common shares.
Areas of Relevant Experience: Real estate; finance; capital markets; financial reporting, accounting and controls.

Wyche Fowler, Trustee. Mr. Fowler was first elected a Trustee on September 1, 2004. Mr. Fowler served as a member of the U.S. House of Representatives (1977-1986) and U.S. Senate (1987-1992) and as ambassador to Saudi Arabia (1996-2001). Mr. Fowler received an A.B. degree in English from North Carolina’s Davidson College in 1962 and a J.D. from Emory University in 1969. Mr. Fowler serves on a number of corporate and academic boards, including Shubert Theatres, NY, Ziopharma, Keryx Biopharmaceuticals and Davidson College, and Mr. Fowler is board chair of the Middle East Institute, a nonprofit research foundation in Washington, D.C. In addition to these boards, during the past five years Mr. Fowler served on the board of the Philadelphia Stock Exchange until it was acquired by NASDAQ in 2008.
Areas of Relevant Experience: Government and public policy; complex regulatory and legal issues.
Michael J. Joyce, Trustee. Mr. Joyce was first elected a Trustee on June 1, 2004. From 1995 until his retirement from Deloitte in May 2004, Mr. Joyce served as New England Managing Partner of Deloitte, an international accounting firm. Prior to that, he was, for ten years, Philadelphia Managing Partner of Deloitte. Mr. Joyce serves as Chairman of the Board of A.C. Moore Arts and Crafts, Inc. and as a director of Allegheny Technologies Inc. and also serves on the Board of Overseers of the Boston Symphony Orchestra. In addition, Mr. Joyce served on the board of Heritage Property Investment Trust until the company was sold in 2006.
Areas of Relevant Experience: Financial reporting, accounting and controls; risk management.
Charles P. Pizzi, Trustee. Mr. Pizzi was first elected a Trustee on August 22, 1996. Mr. Pizzi is the President and Chief Executive Officer of Tasty Baking Company, a position he assumed on October 7, 2002. Mr. Pizzi served as President and Chief Executive officer of the Greater Philadelphia Chamber of Commerce from 1989 until October 4, 2002. Mr. Pizzi is a director of Tasty Baking Company and serves on a variety of civic, educational, charitable and other boards, including the boards of Drexel University, Federal Reserve Bank of Philadelphia and Independence Blue Cross. In addition to these boards, during the past five years Mr. Pizzi served on the board of the Philadelphia Stock Exchange until it was acquired by NASDAQ in 2008.
Areas of Relevant Experience: Government and public policy; finance; financial reporting, accounting and controls; capital markets; risk management.
A former trustee, Donald E. Axinn, died in 2009. Mr. Axinn joined our Board in 1998 and served on the Board until his death.

Committees of the Board of Trustees
Our Board of Trustees has standing Audit, Corporate Governance, Compensation and Executive Committees.
The table below provides 2009 membership and meeting information for each of the Board Committees.

Name	Audit	Corporate Governance	Compensation	Executive
Walter D’Alessio		X	X	X
Anthony A. Nichols, Sr.
Gerard H. Sweeney				X
D. Pike Aloian	X	X		X
Wyche Fowler		X
Michael J. Joyce	X		X
Charles P. Pizzi	X		X
2009 Meetings	8	3	10	0
Audit Committee. Our Audit Committee assists our Board in overseeing: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independence and qualifications of our independent registered public accounting firm; and (iv) the performance of our internal audit function and independent registered public accounting firm. Our Board adopted the Audit Committee’s charter and the charter is available on our website (www.brandywinerealty.com). Our Code of Business Conduct and Ethics includes information regarding procedures established by our Audit Committee for the submission of complaints about our accounting or auditing matters. The Code of Business Conduct and Ethics is available on our website (www.brandywinerealty.com). The Audit Committee met eight times in 2009 and two times to date in 2010.
Our Audit Committee currently consists of Messrs. Joyce (Chair), Aloian and Pizzi, each of whom is independent within the meaning of the SEC regulations, the listing standards of the New York Stock Exchange and our Corporate Governance Principles. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. Each of Messrs. Aloian and Joyce is qualified as an “audit committee financial expert” within the meaning of SEC regulations. Our Board reached its conclusion as to the qualifications of each of Messrs. Aloian and Joyce based on his education and experience in analyzing financial statements of a variety of companies. In addition to serving on our Audit Committee, Mr. Joyce currently serves on the audit committees of A.C. Moore Arts and Crafts, Inc. and Allegheny Technologies Inc.
As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal controls over financial reporting and auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or auditing matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our current hotline number is (877) 888-0002.
Corporate Governance Committee. Our Corporate Governance Committee is responsible for: (i) identifying individuals qualified to become Board members and recommending to our Board the nominees for election to the Board; (ii) recommending to our Board any changes in our Corporate Governance Principles; (iii) leading our Board in its annual review of Board performance, and making recommendations to the Board regarding Board organization, membership, function and effectiveness, as well as committee structure, membership, function and effectiveness; (iv) recommending to our Board Trustee nominees for each Board committee; (v) reviewing our efforts to promote diversity among Trustees, officers, employees and contractors; (vi) arranging for an orientation for all Trustees; and (vii) assessing succession planning, including assisting the Board in identifying and evaluating potential successors to the President and Chief Executive Officer. The charter of the Corporate Governance Committee is available on our website (www.brandywinerealty.com). The Corporate Governance Committee met three times in 2009 and one time to date in 2010.

Our Corporate Governance Committee currently consists of Messrs. Fowler (Chair), Aloian and D’Alessio. Each member of the Corporate Governance Committee is independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Principles.
Compensation Committee. Our Compensation Committee is authorized to determine compensation for our senior executives. Our Compensation Committee has a charter, which is available on our website (www.brandywinerealty.com). The Compensation Committee met 10 times in 2009 and five times to date in 2010.
Our Compensation Committee currently consists of Messrs. Pizzi (Chair), D’Alessio and Joyce. Each member of our Compensation Committee is independent within the meaning of the listing standards of the New York Stock Exchange and our Corporate Governance Principles.
For further information on the process and procedures of our Compensation Committee, please see the section entitled, “Executives & Executive Compensation — Compensation Committee Processes and Procedures”.
Executive Committee. Our Executive Committee currently consists of Messrs. Sweeney (Chair), D’Alessio and Aloian. The Executive Committee has authority to approve certain significant acquisitions, dispositions and other investments, subject to limitations set by the Board. The Executive Committee did not meet formally during 2009.
Meetings of Trustees and Annual Meeting of Shareholders
Our Board of Trustees held five meetings in 2009. In 2009, each incumbent Trustee attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees on which he served. In addition, our Board holds informational sessions with our President and Chief Executive Officer. During 2009, the Board held eight informational sessions. Our non-management Trustees also hold regular meetings without management. During 2009, our non-management Trustees held four such meetings.
It is our policy that all Trustees attend annual meetings of shareholders except where the failure to attend is due to unavoidable circumstances or conflicts. All Trustees attended our annual meeting of shareholders on June 2, 2009.
Trustee Independence; Independence Determination
No Trustee qualifies as independent unless our Board affirmatively determines that the Trustee has no material relationship with us, directly or as a partner, share owner or officer of an organization that has a relationship with us.
Our Board has adopted standards that are set forth in our Corporate Governance Principles. These standards meet the listing standards of the New York Stock Exchange and assist our Board in its evaluation of each Trustee’s independence. These standards provide that a Trustee who has any of the following relationships or arrangements will not qualify as independent:
•	The Trustee is, or has been within the last three years, an employee of ours, or an immediate family member of the Trustee is, or has been within the last three years, an executive officer of ours.
•	The Trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us (excluding compensation in the form of Board fees and Board committee fees, whether paid in cash or shares).

•	(A) The Trustee or an immediate family member is a current partner of a firm that is our internal or external auditor; (B) the Trustee is a current employee of such a firm; (C) the Trustee has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.
•	The Trustee or an immediate family member of the Trustee is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.
•	The Trustee is a current employee, or an immediate family member of the Trustee is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
In its assessment of Trustee independence, our Board considers all commercial, charitable and other business relationships and transactions that any Trustee or member of his immediate family may have with us or with any of our affiliates. Our Board applies the same criteria for assessing independence for purposes of each of the Audit Committee, Corporate Governance Committee and Compensation Committee. In addition, no member of the Audit Committee may accept directly or indirectly any consulting, advisory or other compensatory fee from us (other than fees for service as a Trustee and member of Board committees) or be an affiliate of us.
Our Board has affirmatively determined that each of Messrs. Aloian, D’Alessio, Fowler, Joyce and Pizzi is independent under the standards of the New York Stock Exchange and those set forth in our Corporate Governance Principles and that the Audit Committee, Corporate Governance Committee and Compensation Committee are comprised exclusively of independent Trustees.
Our Board did not determine Mr. Nichols to be independent because of his status as a former executive with us, and did not determine Mr. Sweeney to be independent because of his position as our President and Chief Executive Officer.
Corporate Governance
Governance Compliance: Our policies and practices comply with the listing requirements of the New York Stock Exchange and the requirements of the Sarbanes-Oxley Act of 2002. Our Board and Corporate Governance Committee regularly evaluate our approach to corporate governance in light of changing regulatory requirements and evolving best practices.
•	Our Board has adopted clear corporate governance policies as reflected in our Corporate Governance Principles.
•	A majority of our Trustees are independent of us and our management, and all members of the Audit Committee, Compensation Committee and Corporate Governance Committee are independent.
•	The Chairman of our Board is independent.

•	Our non-management Trustees meet regularly without the presence of management.

•	The charters of our Board committees clearly establish their respective roles and responsibilities.

•	Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our Trustees, officers and employees.

•	We have a toll-free hotline available to all employees, and our Audit Committee has established procedures for the anonymous submission of any employee complaint, including those relating to accounting, internal controls or auditing matters.
•	Our Board and Board Committees undertake an annual performance self-evaluation.
Additional information on our corporate governance is provided in the following paragraphs and elsewhere in this proxy statement.
Board Leadership Structure: Mr. D’Alessio is Chairman of the Board and Mr. Sweeney is our President and Chief Executive Officer and a Trustee. As Chairman of the Board, Mr. D’Alessio presides at executive sessions of non-management Trustees, oversees the agenda of Board meetings and is available to shareholders and other parties interested in communicating with our non-management Trustees. As President and Chief Executive Officer, Mr. Sweeney is ultimately responsible for our day-to-day operations and for executing our strategy. The Board believes that its leadership structure (i) achieves independent oversight and evaluation of our senior management; (ii) assures effective communication between the Board and senior management on corporate strategy; and (ii) fosters effective decision-making and accountability.
Executive and Trustee Share Ownership Requirements: We maintain minimum share ownership requirements for our executives and Trustees. We have summarized these requirements below under “Compensation Discussion and Analysis — Share Ownership Requirements.”
Succession Planning: Our Board, primarily through our Corporate Governance Committee, assesses succession planning for management and leadership, with a primary focus on succession in the event of the unexpected incapacity of our President and Chief Executive Officer. Our Corporate Governance Principles provide that our President and Chief Executive Officer should at all times make available to the Board, on a confidential basis, his recommendations and evaluations of potential successors.
Code of Conduct: We maintain a Code of Business Conduct and Ethics, a copy of which is available on our website (www.brandywinerealty.com), applicable to our Trustees, officers and employees. The Code of Business Conduct and Ethics reflects and reinforces our commitment to integrity in the conduct of our business. Any waiver of the Code for executive officers or Trustees may only be made by the Board or by the Audit Committee (which is composed solely of independent Trustees) and will be disclosed promptly as required by law or stock exchange regulation. In addition to the strictures on our personnel included in our Code of Business Conduct and Ethics, we notify our vendors annually of our commitment to the highest ethical standards and the restrictions in our Code on improper payments and gratuities to our personnel.
Availability of Committee Charters and Corporate Governance Principles: Each of the charters of the Audit, Compensation and Corporate Governance Committees, our Corporate Governance Principles and our Code of Business Conduct and Ethics is available on our website (www.brandywinerealty.com) and we will also make available in print copies of any of these documents to any shareholder, without charge, upon request.

Board’s Role in Risk Oversight
Our Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory, compliance and reputational risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as summarized below.

Committee	Primary Areas of Risk Oversight
Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Corporate Governance Committee	Risks and exposures associated with leadership and succession planning; and corporate governance.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans. See “Compensation Discussion and Analysis — Additional Compensation Information — Compensation and Risks.”
Trustee Nominations
In making its recommendations as to nominees for election to our Board, the Corporate Governance Committee may consider, in its sole judgment, recommendations of our President and Chief Executive Officer, other Trustees, senior executives, shareholders and third parties. The Corporate Governance Committee may also retain third-party search firms to identify candidates. Shareholders desiring to recommend nominees should submit their recommendations in writing to Walter D’Alessio, Chairman of the Board, c/o Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. Recommendations from shareholders should include pertinent information concerning the proposed nominee’s background and experience.
Our Board’s Corporate Governance Principles set forth qualifications for Trustee nominees and the qualifications include a nominee’s:
•	personal ethics, integrity and values;

•	inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy making level in business, government, education or technology;

•	willingness to devote the required amount of time to fulfill the duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of years in order to develop knowledge about our operations; and

•	involvement in activities or interests that do not create a conflict with the nominee’s responsibilities to us and our shareholders.
The Corporate Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board. The Committee and Board believe that Board membership should reflect diversity in its broadest sense, including persons diverse in skills, background, gender and ethnicity. The Committee has not adopted a formal policy for the consideration of diversity in identifying candidates for the Board. The Committee has not adopted any criteria for evaluating a candidate for nomination to the Board that differ depending on whether the candidate is nominated by a shareholder versus by a Trustee, member of management or other third parties.

If the Committee decides, on the basis of its preliminary review of a candidate, to proceed with further consideration of the candidate, members of the Committee, as well as other members of the Board, interview the candidate. After completing its evaluation, the Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the candidate as a new Trustee. Our President and Chief Executive Officer, as a Trustee, participates in the Board’s determination.
Communications with the Board
Shareholders and other parties interested in communicating directly with our lead independent Trustee (Mr. D’Alessio) or with our non-management Trustees as a group may do so by writing to Lead Independent Trustee, Brandywine Realty Trust, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. In addition, any shareholder or interested party who wishes to communicate with our Board or any specific Trustee, including non-management Trustees, may write to Board of Trustees, c/o Brandywine Realty Trust, at our headquarters’ address. Depending on the subject matter, management will:
•	forward the communication to the Trustee or Trustees to whom it is addressed. (For example, if the communication received deals with questions or complaints regarding accounting, it will be forwarded by management to the Chairman of our Audit Committee for review);
•	attempt to handle the inquiry directly (for example, where the communication is a request for information about us or our operations that does not appear to require direct attention by the Board or an individual Trustee); or
•	not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic.
At each meeting of the Board, the Chairman of the Board will present a summary of all communications (if any) received since the last meeting of the Board that were not forwarded and will make those communications available to any Trustee upon request.

Trustee Compensation
The following table and footnotes provide information on the 2009 compensation of our Trustees (other than our President and Chief Executive Officer, who is not separately compensated for his service on the Board). In the paragraph following the table and footnotes we describe our standard compensation arrangements for service on the Board and Board committees.

	Fees Earned or		All Other
	Paid in Cash	Share Awards	Compensation		Total
Name	($)(1)	($)(2)	($)		($)
Walter D’Alessio	$111,500	$40,000	$1,456	(3)	$152,956
Anthony A. Nichols, Sr.	$53,000	$40,000	$47,044	(4)	$140,044
D. Pike Aloian	$65,500	$40,000	$1,456	(3)	$106,956
Wyche Fowler	$69,000	$40,000	$1,456	(3)	$110,456
Michael J. Joyce	$86,000	$40,000	$1,456	(3)	$127,456
Charles P. Pizzi	$82,500	$40,000	$1,456	(3)	$123,956

(1)	Represents the aggregate amount of all fees earned or paid in cash for services as a Trustee (including services on committees of the Board) in 2009 and, in the case of the 2009 annual retainer fee, whether paid in shares or cash. Amounts include any portion of fees that a Trustee elected to defer under our Deferred Compensation Plan, which we describe below under “Deferred Compensation Plan.” Mr. Fowler deferred $42,500 of his 2009 cash compensation into his deferred share account under our Deferred Compensation Plan.

(2)	This column represents the grant date fair value of Share Awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Share Awards consist of “restricted” common shares awarded annually to our Trustees (other than our President and Chief Executive Officer). On June 2, 2009, each Trustee (other than our President and Chief Executive Officer) received an award of restricted common shares with a grant date fair value of $40,000. These restricted common shares vest in three equal annual installments. Each restricted common share entitles the holder to receive cash distributions and voting rights equivalent to the distribution and voting rights on a common share that is not subject to any restrictions. A restricted common share is subject to forfeiture in the event that the Trustee terminates service on the Board prior to the applicable vesting date for reasons other than death, disability or a change of control of us. As of December 31, 2009, each of our Trustees (other than our President and Chief Executive Officer) owned 7,565 unvested restricted common shares).

(3)	Represents the aggregate dollar amount of dividends paid in 2009 on unvested restricted common shares.

(4)	Represents (i) $1,456 in dividends paid in 2009 on unvested restricted common shares; (ii) $15,588 in health and life insurance premiums; and (iii) $30,000 in consulting agreement fees as referenced below under “Consulting Agreement”.
In 2009, our Trustees (other than our President and Chief Executive Officer) received the following compensation for their service as Trustees:
•	$35,000 annual fee payable in cash or common shares, at each Trustee’s election;

•	$40,000 annual award payable in “restricted” common shares that vest in three equal annual installments (valued at the closing price of the common shares on the date of our annual meeting of shareholders);

•	$1,500 fee payable in cash for participation in each meeting and informational session of the Board;

•	$1,000 fee payable in cash for participation by a member of a Board committee in each meeting of the committee; and

•	$45,000 annual fee payable in cash for the Chair of the Board; $15,000 annual fee payable in cash for the Chair of the Audit Committee; $10,000 annual fee payable in cash for the Chair of the Compensation Committee; and $10,000 annual fee payable in cash for the Chair of the Corporate Governance Committee.
Our Trustees are also reimbursed for expenses of attending Board and Board committee meetings. In addition, our Corporate Governance Principles encourage our Trustees to attend continuing education programs for directors and provide for reimbursement of the reasonable costs of attending such programs. Trustees may elect to defer the receipt of all or a portion of their $35,000 annual fee and $1,500 per Board meeting fee into our Deferred Compensation Plan.
Consulting Agreement
We paid Mr. Nichols $30,000 in January 2009 for consulting services that he performed for us in 2008. Mr. Nichols did not provide consulting services to us in 2009. Under a consulting agreement that we entered into with Mr. Nichols in 2004, as amended in 2006, we agreed to provide health care and life insurance benefits to Mr. Nichols through December 31, 2010. In March 2010, we agreed to pay the premiums for Medicare, Medicare supplement and prescription insurance for Mr. Nichols and his spouse until Mr. Nichols reaches age 75.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee of our Board is currently comprised of Charles P. Pizzi (Chair), Walter D’Alessio and Michael J. Joyce. No member of the Compensation Committee is or has been an officer or employee of the Company. At the time of his death in 2009, Mr. Axinn was a member of the Compensation Committee. He was neither a current nor former officer or employee of the Company. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has an executive officer serving as a member of our Board.
Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons
Our Audit Committee’s charter provides for review by the Audit Committee of related party transactions. In addition, our Declaration of Trust, which is our corporate charter, provides for approval of transactions in which any of our Trustees has an interest by a majority of our Trustees who have no interest in the transaction. Therefore, related party transactions with a Trustee require both review by our Audit Committee and approval by a majority of our Trustees who have no interest in the transaction. Our Audit Committee charter and our corporate charter do not state criteria or standards that our Trustees must follow in approving related party transactions. Accordingly, our Trustees consider related party transactions in light of their fiduciary duties to act in an informed and careful manner and in the best interest of us and our shareholders. Since January 1, 2009, there have been no related party transactions where the policies and procedures in the Audit Committee charter and our corporate charter have not been followed.

Executives and Executive Compensation
Executive Officers
The following are biographical summaries of our executive officers who are not Trustees:
H. Jeffrey DeVuono (age 44) is our Executive Vice President and Senior Managing Director - Pennsylvania Region. Mr. DeVuono joined us in January of 1997. Prior to joining us, Mr. DeVuono worked for LCOR, Inc., a private development company that had a previous association with us, where he held a variety of positions, all of which related to asset management. Prior to joining LCOR, Mr. DeVuono was a sales representative for Cushman & Wakefield of Philadelphia. Mr. DeVuono serves on the board of the Pennsylvania Economy League, The Center for Emerging Visual Artists, Bartram’s Gardens and is a committee member of Crossing the Finish Line. He is also a member of CoreNet, NAREIT, NAIOP and the University of Pennsylvania’s Wharton School Zell/Lurie Real Estate Center. Mr. DeVuono is a graduate of LaSalle University.
Brad A. Molotsky (age 45) is our Executive Vice President, General Counsel and Secretary. Mr. Molotsky became our General Counsel and Secretary in October 1997; became a Senior Vice President in December 2004; became an Executive Vice President in August 2009; and became responsible for our company-wide sustainability initiative in 2010. Prior to joining us, Mr. Molotsky was an attorney at Pepper Hamilton LLP in Philadelphia, Pennsylvania. Mr. Molotsky is a member of NAREIT and the Real Estate Roundtable — Sustainability Taskforce, a board member of the Philadelphia Chapter of NAIOP, the JCC of Southern New Jersey, the Walnut Street Theatre and PENJERDEL. In addition, Mr. Molotsky is a member of the University of Pennsylvania’s Wharton School Zell/Lurie Real Estate Center, the Urban Land Institute, the Southern New Jersey Development Council, the Philadelphia Development Council and the Delaware Valley Green Building Council and is on the advisory committee of the C.A.R.E.S. Institute and Northern Home for Children. Mr. Molotsky received a B.S. in Accounting from the University of Delaware and a JD/MBA from Villanova University’s School of Law and the College of Business and Finance.
Howard M. Sipzner (age 48) is our Executive Vice President and Chief Financial Officer. Mr. Sipzner was appointed to his position in December 2006 and became an officer with us in January 2007. Mr. Sipzner joined us from Equity One, Inc., a real estate investment trust in North Miami Beach, Florida, where he served as Executive Vice President and Chief Financial Officer from 2004 and as Chief Financial Officer and treasurer from 1999 to 2004. Before Equity One, Mr. Sipzner served for twelve years as a Vice President in the Real Estate & Lodging Investment Banking department of Chase Securities, Inc., a subsidiary of the Chase Manhattan Bank and its predecessor, the Chemical Bank. Prior to joining Chemical Bank, Mr. Sipzner worked as an analyst for Merrill Lynch in the Municipal Securities area. Mr. Sipzner received a Bachelor of Arts from Queens College, City University of New York and an MBA from the Harvard Business School. Mr. Sipzner is a Board member of the World Affairs Council of Philadelphia and of the Queens College Foundation.
George D. Sowa (age 50) is our Executive Vice President and Senior Managing Director — New Jersey/Delaware Region. Mr. Sowa joined us on April 13, 1998. Prior to joining us, Mr. Sowa was employed by Keating Development Company, a real estate development firm, from 1997 to 1998, as a development manager. Mr. Sowa was also employed by Linpro/LCOR, Incorporated as Director of Development/Operations from 1989 to 1997. Mr. Sowa received a Bachelor of Science degree from Cornell University and holds a real estate license in New Jersey and Pennsylvania. Mr. Sowa serves on the National Board of NAIOP as well as being President-Elect and Board member of the New Jersey Chapter of NAIOP. Mr. Sowa is also a member of the National Association of Real Estate Investment Trusts (NAREIT) and is on the board of the Chamber of Commerce of Southern New Jersey and the Evergreens.

Robert K. Wiberg (age 54) is our Executive Vice President and Senior Managing Director — Metro DC and California Regions. He also provides operational oversight for our Richmond Virginia, Southwest, Southern and Northern California regions. Mr. Wiberg joined us on January 5, 2006 upon consummation of our merger with Prentiss. Prior to consummation of the merger, he served as Executive Vice President and Managing Director of the Mid-Atlantic region of Prentiss. His responsibilities at Prentiss included development, acquisitions, leasing, construction, property management and asset management activities in this region. Mr. Wiberg has worked in the Prentiss Washington, D.C. office since 1988, and prior to that served as a development officer in the Prentiss Los Angeles, Atlanta and Dallas offices. Mr. Wiberg holds an MBA from the University of California at Berkeley, a Master of City and Regional Planning degree from Harvard University, and a Bachelor of Arts degree from Cornell University. He has served on the Board of Directors of the Northern Virginia Chapter of the NAIOP, currently serves on the board of the Arlington Partnership for Affordable Housing and holds a Virginia real estate license.
Thomas E. Wirth (age 46) is our Executive Vice President, Portfolio Management and Investments. Mr. Wirth joined us in December 2009. He directs portfolio management activities and participates with our regional and corporate executive team in formulating capital allocation tactics. Mr. Wirth also participates in our evaluation of capital raising alternatives, joint ventures and other transactions. From 2004 until 2009, Mr. Wirth served as President (2007-2009) and Chief Financial Officer of Feldman Mall Properties. From 1997 to 2004, he served first as the Vice President of Finance and later as Chief Financial Officer of SL Green Realty Corporation. Mr. Wirth has also served as Vice President of Financial Reporting and Analysis for Greenwich, Connecticut-based United Waste System, Inc., and spent ten years with Ernst & Young LLP in various positions, including Senior Manager. Mr. Wirth received his B.A. degree in business management and accounting from Gettysburg College in 1985.
George D. Johnstone (age 46) is our Senior Vice President, Operations & Asset Management. Mr. Johnstone joined us in November 1998. He works in conjunction with our regional managing directors in running our operations. Prior to his appointment as our Senior Vice President, Operations & Asset Management, Mr. Johnstone served as Vice President of Operations for our Pennsylvania Region (2004 — 2005) and for our New Jersey Region (2002 — 2004) and served as Director of Operations for our New Jersey Region from 1998 until 2002. Prior to joining us, Mr. Johnstone was the Regional Controller for Linpro/LCOR Inc., where he was responsible for strategic and tactical accounting processes and oversight and leadership of all accounting functions for that company. Mr. Johnstone serves on the board of the Juvenile Diabetes Research Foundation. He earned his Bachelor of Science degree in accounting from Albright College.
William D. Redd (age 54) is our Senior Vice President and Managing Director — Richmond and Austin Regions. Prior to joining Brandywine in 1999, Mr. Redd was a partner with Childress Klein Properties from 1985 to 1999 where he was responsible for office and industrial development for the Richmond division. Mr. Redd earned a law degree from the University of Virginia and a Bachelor of Arts degree from Hampden-Sydney College. He is a licensed attorney in the Commonwealth of Virginia and holds a real estate license. Mr. Redd currently serves on the Board of Directors of LINC (Legal Information Network for Cancer) and is a member of the Executive Committee of the Richmond Real Estate Group (former President). He is also a member of the Virginia Commonwealth University Real Estate Circle of Excellence, the Urban Land Institute (ULI), and previously served as President of the Greater Richmond Association of Commercial Real Estate and as a board member for the Richmond Children’s Museum.
Gabriel J. Mainardi (age 36) is our Vice President, Chief Accounting Officer and Treasurer. Mr. Mainardi joined us in 2005 as our corporate controller. Prior to joining us, Mr. Mainardi was a senior manager in public accounting at Ernst & Young LLP, where he worked from October 1996 through July 2005, specializing in real estate clients. Mr. Mainardi is a licensed certified public accountant in the Commonwealth of Pennsylvania and holds a Bachelor of Science degree in accountancy from Villanova University.

Compensation Discussion and Analysis
Overview
Our Compensation Committee sets and administers our executive compensation policies and practices. Through these policies and practices we seek to attract, retain and motivate high quality executives to advance our corporate goal of maximizing total returns to shareholders through quarterly dividends and share price appreciation. We believe that these policies and practices:
1.	encourage the achievement of annual and longer-term business goals designed to create shareholder value;
2.	provide compensation that is competitive with peer group companies;
3.	provide retention incentives; and
4.	encourage executives to achieve superior individual performance.
Our executive compensation program consists of three principal components: base salary; annual incentive awards; and equity-based long-term incentives. Each of these components drives a pay for performance culture. We discuss each of these components separately below. See “— Discussion.”
We design annual incentive awards to reward key employees who achieve individualized annual performance goals that take into account and enhance our corporate performance. The size of the awards relative to individual incentive targets is linked to the achievement of these goals. Individualized annual performance goals reflect the areas of responsibility of our executives, such as leasing, tenant services, acquisitions, dispositions, developments, financings and administration, as well as our annual corporate goals as described more thoroughly in the pages which follow. Our equity-based long-term incentives are awarded to motivate, reward and retain key employees over longer periods and align their interests with those of our shareholders. A key measure for our longer term incentive plan is relative total shareholder return. In addition, an executive whose employment with us terminates before equity-based awards have vested, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave (other than for retirement), will normally forfeit the unvested portion of the award.
Generally, as an executive’s responsibilities increase, our Compensation Committee allocates a greater portion of the executive’s total compensation to an annual incentive award and an equity-based long-term incentive award as compared to base salary. A significant percentage of the compensation of our senior executives is composed of restricted shares, performance units and options for the following reasons: (i) we believe that the interests of these executives should be closely aligned with the interests of our shareholders; (ii) we want these individuals to maintain a long-term focus for us; and (iii) these types of pay arrangements are generally consistent with the compensation practices of our peer companies.
Our Compensation Committee makes final compensation determinations in or shortly after the first quarter of each year. Annual incentive awards are typically paid in mid-March and long term equity grants are made on the date of the Committee approval. This timing allows us to close our books for the prior year and provides the Compensation Committee with sufficient time to evaluate our executives against both their individual performance metrics and our corporate performance ensuring that our awards are linked to performance.
Our Compensation Committee has been assisted in its work by Towers Perrin (now known as Towers Watson). Our Compensation Committee selected Towers Perrin as a consultant because of its expertise and reputation as a compensation consulting firm. We did not have any affiliation with Towers Perrin and their engagement and scope of services (including design and valuation services) have been solely through our Compensation Committee. Towers Perrin did not provide us with any services other than executive compensation consulting services.

In early 2008, in consultation with Towers Perrin, our Compensation Committee developed a peer group as a frame of reference for our executive compensation, which continues to be used. Our Compensation Committee believes that peer group data are an indicator of compensation opportunities at companies that might recruit our executives and the data therefore help the Committee set compensation at competitive levels. Our Compensation Committee selected these companies because they acquire, sell, develop, lease and manage sizeable office real estate portfolios or own both office and industrial properties. Our Compensation Committee did not consider the compensation practices of any of the peer group companies in selecting them for inclusion in the peer group. Moreover, the Committee does not set specific pay targets or otherwise engage in formal “benchmarking” of compensation of our executives against executives at peer group companies. The Committee does, however, attempt to set total compensation for each named executive near the middle of the peer group data while allowing for the possibility of greater or lesser compensation based upon our corporate performance. The peer group used for 2009 compensation is as follows:

• Alexandria Real Estate Equities Inc.

• BioMed Realty Trust Inc.

• Corporate Office Properties Trust Inc.

• Duke Realty Corporation

• Douglas Emmett, Inc.

• First Industrial Realty Trust, Inc.

• Highwoods Properties, Inc.

• HRPT Properties Trust

• Kilroy Realty Corp.

• Lexington Corporate Properties Trust

• Liberty Property Trust

• Mack-Cali Realty Corporation

• Maguire Properties, Inc.

• PS Business Parks, Inc.

• Washington Real Estate Investment Trust
In its assessment of our compensation practices, our Compensation Committee reviews peer group and REIT industry data (including data compiled by FPL and NAREIT) and analyses prepared by Towers Perrin.
In each of 2008 and 2009, following analyses by, and discussions with, Towers Perrin, our Compensation Committee established targets for annual incentive awards and equity-based long-term incentive awards for our executives. These targets are expressed as percentages of base salaries. While these targets set a direction for each officer’s annual incentive award and equity-based long term incentive award, the Compensation Committee retains authority to increase or decrease the actual award amounts. On April 1, 2009, our Compensation Committee set 2009 base salaries for our executives at 2008 levels (with no material increases) and approved annual incentive awards for 2008 and equity-based long-term incentive awards. On March 4, 2010, our Compensation Committee set 2010 base salaries for our executives and approved annual incentive awards for 2009 and equity-based long-term incentive awards.

The table below shows the equity-based long-term incentive awards made to each of our named executive officers on April 1, 2009. See the table captioned “Grants of Plan-Based Awards” and notes (3) and (4) to the Summary Compensation Table included under “Compensation Tables and Related Information” for the grant date fair values of the three components of the equity-based long-term incentive awards shown in the table below and the assumptions used in computing these values.

	Awarded on April 1, 2009
	Restricted	Performance
Executive	Shares (#)	Units (#)	Options (#)
Gerard H. Sweeney	113,089	147,321	309,337
Howard M. Sipzner	31,722	41,324	76,569
Brad A. Molotsky	26,860	34,991	64,939
Robert K. Wiberg	18,512	24,115	45,195
H. Jeffrey DeVuono	18,512	24,115	41,328

The table below shows the 2009 annual and long-term incentive targets for each of our named executive officers, expressed as a percentage of their base salaries during 2009, and the annual incentive awards and equity-based long-term incentive awards made to them on March 4, 2010.

			2009	Awarded on March 4, 2010
			Equity-Based					Grant Date
		2009 Annual	Long-Term					Fair Value of
	2009	Incentive	Incentive	2009 Annual				Share and
	Base	Percentage	Percentage	Incentive	Restricted	Performance	Options	Option
Executive	Salary	Target	Target	Award (1)	Shares (#)	Units (#)	(#)	Awards (2)
Gerard H. Sweeney	$600,000	200%	300%	$1,050,000	48,716	33,830	239,726	1,800,000
Howard M. Sipzner	$392,700	100%	150%[3]	$392,700	17,391	12,077	67,243	589,050
Brad A. Molotsky[4]	$340,000	80%	150%	$272,000	15,058	10,457	58,219	510,000
Robert K. Wiberg	$275,000	75%	125%	$206,250	10,149	7,048	39,241	343,750
H. Jeffrey DeVuono	$275,000	75%	125%	$206,250	10,149	7,048	39,241	343,750

(1)	In the Summary Compensation Table below we have reported twenty percent of the amounts shown in this column under the “Bonus” column and the balance under the “Non-Equity Incentive Plan Compensation” column. As discussed below, this allocation reflects the discretionary component of the methodology followed by our Compensation Committee in awarding 2009 annual incentives.

(2)	The amounts shown in this column represent the grant date fair value of awards on the date of grant, computed in accordance with FASB ASC Topic 718. Whether the named executive officers ultimately realize any of the value of the equity awards depends on, in the case of the performance units, our total shareholder return during the three year period beginning January 1, 2010 and ending December 31, 2012 relative to the Index REITs, and, in the case of restricted common shares, continued employment with us. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable Share Award. The grant date fair value of each restricted share awarded on March 4, 2010 equaled the closing price of our common shares on the New York Stock Exchange on that date ($11.31). The grant date fair value for each performance unit awarded on March 4, 2010 was $16.29 and was determined using a Monte Carlo simulation probabilistic valuation model. We have summarized the assumptions that we used in our valuation model for these performance units later in this section under the caption “Equity-Based Long-Term Incentive Compensation — Performance Units.” For the March 4, 2010 option grants, the grant date fair value was $2.92 per option and was calculated using a Black-Scholes model with the following material assumptions: a long-term average dividend yield of 6.53%, a volatility rate of 46.89%, a risk-free interest rate of 3.03%, and a weighted average option term of approximately seven years.

(3)	Increased from 150% to 160% as provided in the employment agreement that we entered into with Mr. Sipzner on February 3, 2010. See “Compensation Tables and Related Information — Employment and Other Agreements — Agreement with our Executive Vice President and Chief Financial Officer.”

(4)	Mr. Molotsky’s salary was adjusted by $7,500 to $340,000 on August 1, 2009 upon his promotion from Senior Vice President to Executive Vice President.

Discussion
The principal components of our executive compensation consist of:
•	Base salary;

•	Annual incentive awards; and

•	Equity-based long-term incentives.
Other components of executive compensation include:
•	Health and disability coverage, 401(k) matching contributions, life insurance, deferred compensation;

•	An opportunity to participate in our employee share purchase plan; and

•	Change-in-control benefits.
Each of the principal components of our executive compensation furthers one or more of our compensation objectives:
•	Align management and shareholder interests;

•	Align pay programs with our business strategy;

•	Provide retention incentives; and

•	Provide appropriate, market based equity ownership by officers.
Our Compensation Committee considers each component as part of a total compensation package and, therefore, evaluates the impact on each component on each of the other components in making compensation determinations.
Base Salary. Base salary represents the fixed portion of an executive’s salary that compensates him for ongoing performance throughout the year and is paid on a bi-weekly basis. In setting a base salary, our Compensation Committee considers the assigned responsibilities and performance of the executives as well as the overall skills and experience of the individual. We compare our base salaries annually against peer group data to help us attract and retain talented, motivated executives. As part of the annual compensation process, adjustments may be made to base salaries based upon changes in market data regarding our peer companies or the individual performance of an executive. Adjustments may also be made to compensate the individual for a significant increase in the executive’s role and responsibilities. The Committee’s consideration of an executive’s performance includes the views and recommendations of our President and Chief Executive Officer who evaluates each executive’s contribution to our overall corporate performance and to regional, departmental or other business units. In setting base salaries, our Compensation Committee also considers the linkage of base salaries to those of our compensation elements tied to base salaries (such as severance and change in control benefits that are computed as a multiple of base salary). In establishing 2010 base salaries for our named executives, our Compensation Committee concurred in the recommendation of our President and Chief Executive Officer that no increase be made in his base salary (which has remain unchanged since March 2007) and his recommendation for base salary increases of approximately $10,000 for each of Messrs. Molotsky, Wiberg and DeVuono. Mr. Sweeney recommended this increase after reviewing market data and considering the absence of material changes in base salaries for these executives in 2008 and 2009. Mr. Sipzner’s 2010 base salary was set in his employment agreement at $440,000, and reflects an approximately $47,000 increase in his base salary for 2009. See “Compensation Tables and Related Information — Agreement with our Executive Vice President and Chief Financial Officer.”

Annual Incentive Awards. Consistent with our compensation philosophy, annual incentive awards are designed to reward each executive for achievement of annual performance goals linked to the achievement of our annual corporate goals. Annual incentive awards are computed on the basis of performance within three categories: corporate, business unit/regional and discretionary. These goals are derived from our corporate business plan developed by our Board of Trustees and senior management. Each year our Compensation Committee establishes a target annual incentive award for each executive, expressed as a percentage of the executive’s base salary. The assigned annual incentive award targets reflect the Committee’s review of comparable targets at our REIT peer group as described above and generally seek to set incentive award targets near the median of our peer group. Actual incentive awards are determined by multiplying the percentage of goals achieved by the target amount for the incentive award.
To do this, our President and Chief Executive Officer recommends corporate, business unit and individual performance objectives and weightings of the objectives (for named executive officers other than himself) to the Compensation Committee. After reviewing the annual business plan with the President and Chief Executive Officer, the Compensation Committee approved the 2009 objectives and the weightings. The corporate objectives are the primary metric for the President and Chief Executive Officer’s compensation as described more fully below. Generally, the criteria for corporate and business unit goals are quantitative and objective. A portion of the awards (20% for 2009 and 2010) is discretionary. The discretionary piece of the award is subjective and is tied to compliance and support for corporate initiatives and objectives, social/community leadership (including participation on charitable and civic boards) and departmental leadership.
Following the end of the fiscal year, our President and Chief Executive Officer submits to the Compensation Committee recommendations for annual incentive awards based on his assessment of our achievements relative to corporate, business unit and individual performance objectives as well as our performance compared to our business plan for such prior fiscal year. The Compensation Committee discusses the recommendations with the President and Chief Executive Officer and has unrestricted authority to modify them. The Compensation Committee generally does not adjust corporate, regional, department and other business unit goals, but may do so to take into consideration acquisitions, divestitures or financings, or significant events such as dislocations in the stock market. With respect to corporate goals, the Committee sets a threshold, target and maximum payout shortly after the beginning of the plan year or as soon as practicable thereafter. If an executive were to exceed target in a particular area, the executive may be awarded up to 150% of the relevant component. If the executive does not achieve the threshold for the component, the executive would not receive a payout for that component. Executives are awarded 100% of the balanced scorecard component when they meet their targets. Based on our 2009 results, and the relative weightings applied to each component, the named executive officers were entitled to a payout of 100% of the Company portion of the annual incentive award. The balance of the annual incentive awards reflected goal achievements tied to department/regional performance and exercise of discretion by the Committee. The table below shows the goal weightings by category for our named executives for 2009 and 2010.

	2009			2010
		Region/			Region/
Executive	Company	Department	Discretionary	Company	Department	Discretionary
Gerard H. Sweeney	80%	0%	20%	80%	0%	20%
Howard M. Sipzner	60%	20%	20%	60%	20%	20%
Brad A. Molotsky	60%	20%	20%	60%	20%	20%
Robert K. Wiberg	40%	40%	20%	20%	60%	20%
H. Jeffrey DeVuono	40%	40%	20%	20%	60%	20%

Key 2009 Company goals were tied to: (i) Funds From Operations (FFO)1; (ii) Cash Available for Distribution (CAD), which we compute as FFO less the costs of recurring capital expenditures2; (iii) Same-Store Net Operating Income Growth (“SSG”)3; (iv) Core Sales Activity; (v) occupancy rates; (vi) lease renewals; (vii) secured financings; and (viii) leverage (debt/gross asset value). The Committee’s assessment for 2009 took into account:
•	FFO and CAD compare our achieved FFO and CAD against our internal FFO and CAD targets. FFO and CAD form 30% of the corporate metric. Our FFO target for 2009 was $1.75. Our actual FFO for 2009 was $1.87. Our CAD target for 2009 was $1.25. Our actual CAD for 2009 was $1.45. We exceeded the target for each of these metrics. Our FFO was 1.06% of target and our CAD was 1.15% of target.

(1)	We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. NAREIT defines FFO as net income (loss) before non-controlling interests of unit holders (preferred and common) and excluding gains (losses) on sales of property and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures. Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on property sales, extraordinary items and non-controlling interests. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders. For information purposes, we also provide FFO adjusted for impairment charges. Although our calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that by excluding impairment charges, shareholders and potential investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

(2)	CAD is a non-GAAP financial measure that is not intended as an alternative to cash flow from operating activities as determined under GAAP. CAD is presented solely as a supplemental disclosure with respect to liquidity because we believe it provides useful information regarding our ability to fund our distributions. Because other companies do not necessarily calculate CAD the same way as we do, our presentation of CAD may not be comparable to similarly titled measures provided by other companies.

(3)	NOI is a non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interests in the Operating Partnership and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interests in property partnerships. In some cases, we also present NOI on a cash basis, which is NOI after eliminating the effect of straight-lining of rent and deferred market intangible amortization. NOI presented by us is not necessarily comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance, or as an alternative to cash flow from operating activities as a measure of our liquidity or ability to make cash distributions to shareholders.

•	SSG measures internal growth at properties in our portfolio in both 2008 and 2009. Our 2009 target GAAP SSG was (-2.9%). We achieved (-4.3%) based on 2009 same store net operating income of $315.9 million compared to $330.3 million in 2008, excluding one time items. Our cash SSG target for 2009 was (-.10%). We achieved (-2.0%) cash SSG based on cash same store net operating income of $305.4 million in 2009 compared to $311.8 million in 2008. We did not meet our 2009 target for the SSG metric, which was weighted 10% of our corporate metric.

•	Core Sales Activity: Core assets sales represents assets sold for strategic purposes. Early in 2009, we identified Core asset sales activity as a high priority corporate objective to enhance our liquidity and reduce our indebtedness. As such, this goal was weighted 20% of our corporate metric. We partially achieved this goal through $129.5 million in asset sales. Our threshold and target for this goal were $120 million and $145 million, respectively. In June 2009 we completed an underwritten offering of common shares, thereby reducing the imperative of asset sales as a source of liquidity and enabling us to maintain net operating income from the retained assets. In light of the change in circumstances related to our common share offering, which reduced the immediacy we had initially placed on desired asset sales, our Compensation Committee concluded that we met this goal.

•	Occupancy at Same Stores: Same store occupancy reflects our properties’ 2009 occupancy percentage at same store properties compared to the 2008 occupancy percentage. As of December 31, our occupancy was 88.5%. We did not meet this goal, which was set at 91.5% with a threshold of 90.5%. This goal was weighted as 5% of our corporate metric.

•	Early 2010 lease renewals: We set a goal of completing 40% of our 2010 lease renewals in 2009 and achieved 26%. This goal was weighted as 5% of our corporate metric.

•	Mortgage Financings: We weighted as 20% of our corporate metric obtaining at least $140 million in secured financings in 2009. We completed $149 million in secured financings (at our One and Two Logan properties in Philadelphia), thereby exceeding this target.

•	Leverage Target (Debt/Gross Asset Value): This metric represents debt divided by total gross assets, excluding cash. We weighted as 20% of our corporate metric lowering this debt-to-asset value ratio. We achieved a year-end ratio of 45.7%, exceeding our target of 47.5%.

•	Other key 2009 goals achieved include:
•	$250 million Unsecured Note Offering

•	$256 million secured Financing of Cira South Project

•	$444 million in Unsecured Note Repurchases

•	Targeted approximately $46 million of speculative revenue; Achieved approximately $47 million
Our framework for annual incentive awards for executives contemplates that, after taking into account each executive’s individual scorecard, the Compensation Committee may exercise discretion in setting individual awards, including setting awards below the pool accrued for annual incentive awards. For example, an executive with a $250,000 base salary and an annual incentive target percentage of 75% would have an unadjusted annual incentive opportunity of $187,500. If the executive were to achieve 100% of his or her goals, and the Committee determined that we should pay out 90% of the aggregate accrued annual incentive pool, then the adjusted annual incentive for the executive would be $168,750. Factors the Committee may use in adjusting the pool include, but are not limited to, our share price performance, the extent of achievement/failure to meet corporate goals, or general economic/industry conditions.

In the first quarter of 2010, the Compensation Committee reviewed our 2009 results, including each of the corporate goals. The Committee noted that we exceeded the goals which were more heavily weighted for our President and Chief Executive Officer (FFO/CAD, mortgage financings and debt leverage) and accepted his recommendation that we pay annual incentive awards to the executive officers at levels consistent with (and not higher than) the targets adjusted for individual and regional/departmental performance. While the Committee reviews the recommendations of our President and CEO, the Committee has sole authority over, and may exercise its sole discretion regarding, the structure of our compensation program and individual arrangements for each named executive officer.
Annual incentive awards earned by our named executive officers on March 4, 2010 are shown in the Summary Compensation Table.
We do not have policy differences with respect to the compensation of individual executive officers even though the level of compensation may differ based on scope of responsibilities and performance. The compensation disparity between our President and Chief Executive Officer and the other executive officers is primarily due to our President and Chief Executive Officer having significantly greater responsibilities for management and oversight of our business.
President and Chief Executive Officer Annual Incentive Award. Our Compensation Committee approves the performance goals for our President and Chief Executive Officer each year following review of our annual business plan and key objectives for that year. As discussed above, for the 2009 annual incentive award approved on March 4, 2010 to our President and Chief Executive Officer, 80% was tied to Company goal achievement (with the components and targets identified above) and 20% reflected the exercise of discretion by the Compensation Committee, based on its subjective assessment. Our President and Chief Executive Officer makes recommendations to the Compensation Committee with respect to the annual corporate metrics which will apply to himself as well as to other officers. After each year our President and Chief Executive Officer submits to our Compensation Committee data relating to actual achievements against goals. The Committee evaluates this data in light of our financial performance for the prior year and makes a final determination of the achievement of our President and Chief Executive Officer. The Committee’s determination reflects the exercise of discretion and the Committee’s subjective judgment of the performance of our President and Chief Executive Officer, including his ability to represent and enhance our Company’s culture and to continue to provide exemplary leadership and integrity. Based on our 2009 business results, and the relative weightings applied to each metric, Mr. Sweeney earned 100% of the corporate portion of his annual incentive award. In the first quarter of 2010, Mr. Sweeney requested the Committee to limit his annual incentive award (targeted at 200% of his base salary) to 175% of his base salary. In requesting that the Committee limit his annual incentive award, Mr. Sweeney took into account our total shareholder return relative to the total shareholder return of peer group companies over the last three years as well as the current and recent state of the economy.
Equity-Based Long-Term Incentive Compensation.
Consistent with our compensation objectives, our equity-based long-term incentive program is designed to assist us in attracting and retaining high quality executives, while tying a significant portion of compensation to our financial performance, principally in the case of this program our total shareholder return. Given the influence of our more senior executives on our overall performance, we have allocated a larger percentage of their compensation to the variable performance associated with equity-based awards.
Under newly-revised SEC rules, the amounts presented in the Summary Compensation Table for Share Awards and Option Awards reflect the aggregate grant date fair values of share-based awards and option awards granted during the indicated years. Accordingly, the amounts shown in the Summary Compensation Table for 2009 Share Awards and 2009 Option Awards refer to the awards granted on April 1, 2009. We address directly below the methodology for the determination of these awards. We then address the methodology for the determination of the equity-based long-term incentive awards granted on March 4, 2010.

For the April 1, 2009 awards, the Compensation Committee, after consultation with Towers Perrin, determined a market based competitive target percentage and target value, expressed as a percentage of base salary, as set forth above. See “— Overview.” The equity-based long term incentives awarded in April 2009 to our executive officers (eight executive officers as of April 2009) had an aggregate estimated value of less than 26% of the 2009 applicable target values for these individuals. These target values were set as a percentage of base salaries ranging from 125% to 350%. Moreover, the aggregate estimated value of the April 2009 awards to the eight executive officers was less than 43% of the aggregate long term incentive award value granted in April 2008. These discounts reflected a judgment by the Compensation Committee that equity-based long term awards should be reduced to take into account our 2008 and early 2009 share price performance. Based upon our total shareholder return relative to our REIT peers and decline in our share price as of April 1, 2009, our Committee concluded that these decreased grants versus target were warranted. The awards were comprised of three components: restricted common shares, performance units and options. Approximately 20% of these awards were in the form of options and the remainder was divided evenly between time vested restricted shares and performance shares. The Compensation Committee believes that these three components in combination create an effective link between ultimate value realizable by our executives and our longer-term performance and also enhance retention by conditioning payouts on continued service with us during the performance or vesting periods. We describe below the material terms of these components.
For the March 4, 2010 awards, the Compensation Committee, after consultation with Towers Perrin, determined a market based competitive target percentage and target value, expressed as a percentage of base salary, as set forth above. See “— Overview.” Consistent with the framework applicable to the April 1, 2009 awards, the awards made on March 4, 2010 were comprised of three components: restricted common shares, performance units and options. After consultation with Towers Perrin and our President and Chief Executive Officer, the Compensation Committee determined to allocate these awards equally among time vested restricted shares, performance units and share option awards.
Time Vested Restricted Common Share Awards. Each restricted common share has a value equal to one common share as of the close of the market on the day of grant. Restricted common shares (commonly referred to as “time-vested restricted common shares”) vest on the third anniversary of the award date and, upon vesting, each share is settled for one common share. Vesting would accelerate if we were acquired or underwent a change in control or if the recipient of the award were to die or become disabled prior to the vesting date. A recipient of restricted common shares forfeits the shares if his or her employment with us terminates prior to the scheduled or (if applicable) accelerated vesting date. We pay cash dividend equivalents on each restricted common share during the three-year vesting period.

Performance Units. Each performance unit represents the right to earn common shares. The number of common shares, if any, deliverable to award recipients depends on our performance, based on total return to shareholders over the “Measurement Period” compared to the total return to shareholders for real estate investment trusts included in the MSCI US REIT Index’s gross index (the “Index REITs”). The Measurement Period for the awards made on April 1, 2009 is the period that commenced on January 1, 2009 and that ends on the earlier of December 31, 2011 or the date of a change in control (or, in the case of an individual participant, death, disability or qualifying retirement). Similarly, the Measurement Period for the awards made on March 4, 2010 is the period that commenced on January 1, 2010 and that ends on the earlier of December 31, 2012 or the date of a change in control (or, in the case of an individual participant, death, disability or qualifying retirement). Our total return to shareholders for the Measurement Period will be compared to the total return to shareholders for the Index REITs over the same period. The number of performance units credited to award recipients’ accounts will be increased by dividends paid during the Measurement Period. Dividends will be deemed credited to the performance unit accounts and applied to “acquire” more performance units for the account of the award recipient at the closing price per common share on the dividend payment date. Performance units will be settled in common shares at the end of the Measurement Period unless the award recipient elects to defer the receipt of payment to a later date. At the end of the Measurement Period, the number of base units then represented by the performance unit will be converted into common shares, provided that our total return to shareholders ranking among Index REITS is at or above the 25th percentile. If our ranking is below the 25th percentile, the conversion factor will be zero, no common shares will be paid and the performance unit will lapse. At any ranking at or above the 25th percentile and up to and including the 50th percentile, the conversion factor will be equal to the product of our percentile ranking times two. For example, assume that our total return to shareholders places us at the 40th percentile. We would then multiply 40% by two and the conversion factor would be 80%. The number of common shares that we would then issue would equal 80% of the total number of base units then represented by a performance unit. Accordingly, if a performance unit represented 2.5 base units at the end of the Measurement Period (with the incremental 1.5 base units attributable to dividend reinvestment), then the recipient would receive two common shares (i.e., 80% multiplied by 2.5). At any ranking above the 50th percentile and below the 75th percentile, the multiplier will be determined through a straight-line interpolation and the conversion factor would be the mid-point between 100% and 200%. For example, assume that our ranking places us at the 62.5th percentile. This ranking is the exact mid-point between the 50th and 75th percentiles. Through a straight-line interpolation, the conversion factor would be the mid-point between 100% and 200%: 150%. A performance unit representing 2.5 base units at the end of the Measurement Period would therefore represent the right to receive 3.75 common shares (i.e., 150% multiplied by 2.5). At any ranking at or above the 75th percentile, the multiplier is fixed at two (2). Thus, if our ranking places us at or above the 75th percentile, the payment will be based on the product of the award recipient’s base units multiplied by two.

Share Option Awards. Each option awarded on April 1, 2009 has a per share exercise price of $2.91 (equal to the closing price of our common shares on April 1, 2009), vests ratably over three years and has a ten-year term. Vesting of the options would accelerate upon the same events that would trigger accelerated vesting of restricted common shares. Options to purchase our common shares are valued using a Black Scholes model. The options issued to our executives in April 2009 had a grant date fair value of $.07 per option. The assumptions used in the Black Scholes model to determine this fair value were: a risk-free interest rate of 2.2%, a long-term average dividend yield of 23.7%, a volatility rate of 40.99% and a weighted average option term of approximately seven years.

Summary of April 1, 2009 Share Option Awards
		Incentive Stock	Non-Qualified
Executive	# of Options(1)	Options	Options
Gerard H. Sweeney	309,337	34,602	274,735
Howard M. Sipzner	76,569	25,523	51,046
Brad A. Molotsky	64,939	21,646	43,293
Robert K. Wiberg	45,195	15,065	30,130
H. Jeffrey DeVuono	41,328	13,776	27,552

(1)	Options were allocated between non-qualified stock options and incentive stock options, as set forth in the table above.
Like the options awarded on April 1, 2009, options awarded on March 4, 2010 vest ratably over three years and have a ten-year term. These 2010 options have a per share exercise price of $11.31 (equal to the closing price of our common shares on March 4, 2010). Based on a Black Scholes model, the 2010 options had a grant date fair value of $2.92 per share. The assumptions used in the Black Scholes model to determine this fair value were: a risk free interest rate of 3.03%, a long-term average dividend yield of 6.53%, a volatility rate of 46.89% and a weighted average option term of approximately seven years.

Summary of March 4, 2010 Share Option Awards
		Incentive Stock	Non-Qualified
Executive	# of Options(1)	Options	Options
Gerard H. Sweeney	239,726	8,841	230,885
Howard M. Sipzner	67,243	8,841	58,402
Brad A. Molotsky	58,219	8,841	49,378
Robert K. Wiberg	39,241	8,841	30,400
H. Jeffrey DeVuono	39,241	8,841	30,400

(1)	Options were allocated between non-qualified stock options and incentive stock options, as set forth in the table above.

Deferred Compensation Plan
We offer a deferred compensation plan that enables our executives to defer a portion of their base salaries, annual incentive awards and equity awards. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds and investment alternatives which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the selected investments. We do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. An executive who defers more than 25% of his or her annual incentive award into the Company Share Fund under the deferred compensation account is entitled to a 15% discount on the share equivalents credited on account of the excess. We maintain this plan to help ensure that our benefits are competitive. See “Compensation Tables and Related Information — Nonqualified Deferred Compensation.”
Other Benefits
Our executives participate in company-sponsored benefit programs available generally to all our salaried employees, including our employee share purchase plan and our Section 401(k) plan, which for 2009 provided a dollar-for-dollar company matching contribution of 15% of the first 6% of compensation contributed to the plan utilizing earnings not in excess of an amount established by the Internal Revenue Service ($16,500 in 2009). Given the economic downturn in late 2008 and early 2009, we reduced the match to 15% of the first 6% of eligible compensation effective March 1, 2009. On January 1, 2010, the company match was changed to 30% of the first 10% of eligible compensation contributed to the plan. Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all our salaried employees.
Perquisites
We do not provide perquisites to our executive officers.
Post-Termination Benefits
We provide post-employment benefits to our executive officers that vary based on the executive and the circumstances of the executive’s termination. See “Employment and Other Agreements” and “Potential Payments on Termination or Change-in-Control.”
We believe that the severance protection that we provide is consistent with those maintained by our peer companies and is therefore important in enabling us to attract and retain high quality executives. We also believe it is in our best interest to have agreements with our senior executives that maintain their focus on, and commitment to, us notwithstanding a potential merger or other change of control transaction. The agreements with our executive officers (other than our President and Chief Executive Officer) condition the executive’s entitlement to severance following a change of control upon a so-called “double trigger.” Under a double-trigger, the executive is entitled to severance only if, within a specified period following the change of control, the terms of his or her employment are adversely changed. The entitlement of our President and Chief Executive Officer to severance following a change of control is not conditioned on an adverse change in his employment terms, rather he would be entitled to severance if he were to resign or his employment were terminated.

Additional Compensation Information
Role of the President and Chief Executive Officer in Compensation Decisions. Our President and Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target and actual total annual compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the target and actual total annual compensation to be awarded to each executive officer, including our President and Chief Executive Officer, based on the Committee’s determination of how that compensation will comport with objectives of our compensation policies. While our President and Chief Executive Officer, our Executive Vice President and General Counsel and our Vice President of Human Resources typically attend Committee meetings, these executives are not present during the portion of the Committee’s meetings when their compensation is set.
Timing of Equity Awards. We do not have any process or practice to time the grant of equity awards in coordination with our release of earnings or other material non-public information. Historically, our Compensation Committee has approved annual incentive awards after the first quarter after the completion of each fiscal year, following review of pertinent fiscal year information and industry data. The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members and the timing of compilation of data requested by the Committee. We do not time the release of material information to affect the value of executive compensation.
Compensation Recovery. We have not adopted a policy that provides for recovery of a compensatory award if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award. Although we have not previously experienced any such adjustment, if we were to experience such an adjustment, our Compensation Committee would assess the circumstances relating to the adjustment and take such actions as it believes to be appropriate, including, potentially, an action to recover the excess portion of the award.
Share Ownership Requirements. We maintain minimum share ownership requirements for our executives and Trustees. We include these requirements in our Corporate Governance Principles. Our executive officers are required to own, within five years of their election as an executive officer, the lesser of (x) 75% of the number of Common Shares or share equivalents awarded to such executive officer for no consideration (other than such officer’s services) under an equity compensation program during the sixty-month period that precedes the testing date less shares withheld for taxes and (y) Common Shares or share equivalents that have a market value (based on the average of the closing Common Share prices as reported on the New York Stock Exchange for the twelve-month period ending on June 30 of the calendar year that precedes the date of computation) at least equal to a multiple of the officers base salary. In the case of our President and Chief Executive Officer, the multiple is six, and in the case of our other executive officers, the multiple is four. Each of our non-employee Trustees is expected to retain a number of Common Shares (or share equivalents), whether vested or not, at least equal to the number of “restricted” Common Shares awarded to the non-employee Trustee during the 36-calendar month period immediately preceding the test date, less shares withheld for taxes. Each of our executive officers and non-employee Trustees is in compliance with the share ownership requirements. If an officer were not to meet the requirements, the officer would be restricted from selling any Common Shares (or share equivalents) that have been or are thereafter awarded to him or her under any of our equity compensation programs until such officer met the requirements, except as required by law or upon the approval of the Board or the Compensation Committee or (except as to himself) the President and Chief Executive Officer.
Hedging Limitations; Transactions in our Shares. We do not have a policy regarding hedging the economic risk of share ownership. Our insider trading policy requires that our General Counsel review and approve pledges of common shares by our executive officers. We have a policy that mandates that all executive officers must review transactions involving our common shares (or common share-based instruments) with our General Counsel prior to entering into the transactions.

Compensation and Risks. We believe that our compensation policies and practices support achievement of competitive performance without unnecessary and excessive risk taking. Our annual incentive awards and equity-based long-term incentive awards are based on a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance. See “Performance Goals Considered in Annual Incentive Awards.” In addition, vesting periods for our equity compensation awards and three-year performance periods in our annual awards of performance units, as well as our share ownership requirements, encourage our executives to focus on sustained share price appreciation. Furthermore, compliance and ethical behavior are integral factors considered in all performance assessments.
Accounting Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the cost of the program and awards in light of our current budget and anticipated budget. We also review the design of compensation programs to assure that the recognition of expense for financial reporting purposes is consistent with our financial modeling. Under FASB ASC Topic 718, the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.
Tax Considerations. Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards. Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.
Section 162(m) of the Internal Revenue Code limits tax deduction each year for compensation to each of our President and Chief Executive Officer and our four other highest paid executive officers to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders. Because we qualify as a REIT under the Code and are generally not subject to Federal income taxes to the extent that we make distributions to shareholders in amounts at least equal to our REIT taxable income, we have not attempted to structure compensation to be fully deductible under Section 162(m).
We adopted our Deferred Compensation Plan for executives to provide them with an opportunity to save for the future without paying a current tax on the deferred amounts. In addition, we have awarded a portion of option awards in the form of incentive stock options in order to provide executives an opportunity to receive capital gains treatment on a portion of the value they may realize on exercise and sale of common shares underlying the options.
Consideration of Prior Year Compensation. The primary focus of our Compensation Committee in setting executive compensation is the executive’s current level of compensation, including recent awards of long-term incentives, in the context of current levels of compensation for similarly situated executives at peer companies, taking into account the executive’s performance and our corporate performance. The Committee has not adopted a formulaic approach for considering amounts realized by an executive from prior equity-based awards.
Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our proxy statement for our 2010 annual meeting of shareholders.
•	Charles P. Pizzi (Chair)

•	Walter D’Alessio

•	Michael J. Joyce

Compensation Committee Processes and Procedures
Our Compensation Committee’s charter has been approved by our Board upon the recommendation of our Corporate Governance Committee. Our Compensation Committee and Corporate Governance Committee review the charter no less frequently than annually. Under its charter, our Compensation Committee’s responsibilities include:
•	Approval of our goals and objectives relating to our President and Chief Executive Officer’s compensation, evaluation of the performance of our President and Chief Executive Officer in light of such goals and objectives, and setting the compensation of our President and Chief Executive Officer based on this evaluation.

•	Approval of the salaries and annual incentive awards of our other executive officers either (i) with the title Executive Vice President, (ii) with the title Senior Vice President or Vice President, in either case who hold a position as Managing Director, Chief Financial Officer, General Counsel or Chief Administrative Officer or (iii) who report directly to our President and Chief Executive Officer, taking into account the recommendation of our President and Chief Executive Officer and such other information as the Committee believes appropriate.

•	Administration of our equity incentive plans, including authorizing restricted common shares and other equity-based awards under these plans.

•	Exercise of sole authority to retain, and terminate, third party consultants to assist in the evaluation of Trustee, Chief Executive Officer and senior executive compensation and exercise of sole authority to approve such consultant’s fees and other retention terms.

•	Assessment of the appropriate structure and amount of compensation for the Trustees.
Our Compensation Committee’s charter does not authorize the Compensation Committee to delegate any of its responsibilities (including authority to award restricted common shares, options or other equity-based awards) to other persons, and the Compensation Committee has not delegated any of its responsibilities to other persons. With respect to compensation of Trustees, the role of our executive officers is limited to furnishing such industry data, summaries and legal and financial analyses as the Committee requests to review and confirm from time to time.
Our Compensation Committee has engaged Towers Perrin, an independent compensation consulting firm, to assist it in evaluating our executive compensation practices. See “— Overview” above. Towers Perrin also provides the Committee with information relating to trustee and director compensation. The Committee’s instructions to Towers Perrin include a request: (i) that the firm prepare an executive compensation peer group analysis that covers our senior executives, (ii) that the firm compile current data with regard to industry compensation trends and practices, (iii) for consultation regarding setting compensation levels for executive officers and (iv) for assistance in the design of long-term incentive programs and valuation of equity and equity-based awards under the programs. Towers Perrin does not provide other services to us or any of our affiliates.

Compensation Tables and Related Information
Compensation Tables and Related Information
The following tables and footnotes set forth information, for the three most recent fiscal years, concerning compensation awarded to, earned by or paid to: (i) our President and Chief Executive Officer, (ii) our Executive Vice President and Chief Financial Officer and (iii) each of our three other most highly compensated executive officers in 2009 who were serving as executive officers at December 31, 2009 (our “named executive officers”).

Summary Compensation Table
						Non-Equity
						Incentive Plan
Name and				Share	Option	Compensation	All Other
Principal Position	Year	Salary (1)	Bonus (2)	Awards (3)	Awards (4)	(2)	Compensation		Total
Gerard H. Sweeney	2009	$600,000	$210,000	$660,561	$21,654	$840,000	$100,161	(5)	$2,432,376
President and Chief	2008	$600,000	$480,000	$626,212	$787,800	—	$236,086	(5)	$2,730,098
Executive Officer	2007	$570,250	—	$2,300,018	—	—	$249,254	(5)	$3,119,522

Howard M. Sipzner	2009	$402,069	$78,540	$185,290	$5,360	$314,160	$40,640	(6)	$1,026,059
Executive Vice	2008	$404,469	$355,000	$272,004	$78,000	—	$50,390	(6)	$1,159,863
President, Chief	2007	$369,130	$350,000	$852,009	—	—	$38,948	(6)	$1,610,087
Financial Officer

Brad A. Molotsky	2009	$335,636	$54,400	$156,893	$4,546	$217,600	$25,004	(7)	$794,079
Senior Vice President,	2008	$331,433	$240,000	$230,691	$66,154	—	$50,814	(7)	$919,092
General Counsel and	2007	$320,583	$220,000	$350,035	—	—	$82,150	(7)	$972,768
Secretary

Robert K. Wiberg	2009	$275,000	$41,250	$108,129	$3,164	$165,000	$17,722	(8)	$610,265
Executive Vice	2008	$274,167	$180,000	$160,550	$46,038	—	$45,520	(8)	$706,275
President and Senior	2007	$266,667	$160,000	$350,035	—	—	$37,130	(8)	$813,832
Managing Director

H. Jeffrey DeVuono	2009	$275,000	$41,250	$108,129	$2,893	$165,000	$16,753	(9)	$609,025
Executive Vice	2008	$270,833	$178,000	$146,815	$42,100	—	$29,317	(9)	$667,065
President and Senior	2007	$246,400	$170,000	$200,020	—	—	$27,134	(9)	$643,543
Managing Director

(1)	Executives are eligible to defer a portion of their salaries under our Deferred Compensation Plan. The amounts shown in this column have not been reduced by any deferrals under the Nonqualified Deferred Compensation Plan. Amounts deferred in 2009 are shown in the Nonqualified Deferred Compensation table below.

(2)	Amounts shown under the “Bonus” and “Non-Equity Incentive Plan Compensation” columns for 2009, 2008 and 2007 were approved by the Compensation Committee on March 4, 2010, April 1, 2009 and April 8, 2008, respectively. We have presented twenty percent of the 2009 annual incentive awards to each of the named executives under the 2009 “Bonus” column because this allocation reflects the discretionary component of the methodology followed by our Compensation Committee in awarding 2009 annual incentives. We have presented the balance of the 2009 annual incentive awards, which reflect the achievement of annual performance metrics, under the 2009 “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — Annual Incentive Awards.” Executives are eligible to defer a portion of the amounts shown under the “Bonus” and “Non-Equity Incentive Plan Compensation” columns under our Deferred Compensation Plan. Amounts that are deferred into the Company Share Fund under our Deferred Compensation Plan may be entitled to a 15% discount to the market price of our common shares on the date of the award. See “Compensation Discussion and Analysis — Deferred Compensation Plan.” We disclose the amounts attributable to the 15% discount under the “All Other Compensation” column and the notes to that column.

(3)	This column represents the grant date fair value of Share Awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Share Awards consist of (i) “restricted” common shares (or share equivalents) that vest on the third anniversary of the award date (in the case of the 2009 and 2008 awards) and in seven equal annual installments from the award date (in the case of the 2007 awards) and (ii) awards of performance units. In addition, the amount shown for Mr. Sipzner for 2007 includes the grant date fair value of an award under our 2006 Long-Term Outperformance Compensation Program, which program expired by its terms in August 2009 without any payments having been earned or made thereunder. Restricted common shares (or share equivalents) vest early upon a change of control or upon the death or disability of the holder of the shares. The holder of restricted common shares (or share equivalents) is entitled to receive distributions on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents) is not subject to performance-based conditions. The fair value of each restricted share awarded in 2009 was equal to the closing price of our common shares on the New York Stock Exchange on the award date ($2.91 on April 1, 2009). The fair value of performance units awarded in 2009 was determined using a Monte Carlo simulation probabilistic valuation model and was $2.25 per performance unit. For purposes of the 2009 simulation, we assumed volatility of 42.8%, which was calculated based on the volatility of our share price over the last six years, using weekly share price observations (average peer volatility over the same period was 43.7%). Our actual total shareholder return from the beginning of the performance period through the grant date was -50.8%, which was calculated using a 60-day average share price as the beginning share price and the share price on the grant date as the ending share price (average peer shareholder return for the same period was -22.2%). The maximum potential value for performance units is not determinable. If the highest level of performance conditions were to be achieved then each performance unit, increased by any deemed dividend reinvestments, would convert into two common shares at the end of the three-year measurement period.

(4)	This column represents the grant date fair value of Option Awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Note 13 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 includes a description of the assumptions that we made in determining grant date fair value. We have also summarized these assumptions above in “Compensation Discussion and Analysis — Share Option Awards.”

(5)	Represents for 2009 (i) $92,075 in dividends paid in 2009 on unvested restricted common shares; (ii) $2,984 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $720 in life insurance premiums; and (iv) $4,382 from participation in the Employee Share Purchase Plan. Represents for 2008 (i) $226,230 in dividends paid in 2008 on unvested restricted common shares and performance units; (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $720 in life insurance premiums; and (iv) $4,486 from participation in the Employee Share Purchase Plan. Represents for 2007 (i) $243,884 in dividends paid in 2007 on unvested restricted common shares and performance units; (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $720 in life insurance premiums.

(6)	Represents for 2009 (i) $23,176 in dividends paid in 2009 on unvested restricted common shares; (ii) $2,072 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $720 in life insurance premiums; (iv) $4,277 from participation in the Employee Share Purchase Plan; and (v) $10,395 attributable to the 15% discount described in Note (2) above. Represents for 2008 (i) $40,535 in dividends paid in 2008 on unvested restricted common shares and performance units; (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $720 in life insurance premiums; and (iv) $ 4,486 from participation in the Employee Share Purchase Plan. Represents for 2007 (i) $23,773 in dividends paid in 2007 on unvested restricted common shares; (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $720 in life insurance premiums; and (iv) $9,805 attributable to the 15% discount described in Note (2) above.

(7)	Represents for 2009 (i) $21,284 in dividends paid in 2009 on unvested restricted common shares; (ii) $3,000 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $720 in life insurance premiums. Represents for 2008 (i) $45,444 in dividends paid in 2008 on unvested restricted common shares; (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $720 in life insurance premiums. Represents for 2007 (i) $43,912 in dividends paid in 2007 on unvested restricted common shares; (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $720 in life insurance premiums; and (iv) $32,868 attributable to the 15% discount described in Note (2) above.

(8)	Represents for 2009 (i) $13,862 in dividends paid in 2009 on unvested restricted common shares; (ii) $3,140 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $720 in life insurance premiums. Represents for 2008 (i) $35,798 in dividends paid in 2008 on unvested restricted common shares; (ii) $6,000 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $720 in life insurance premiums; and (iv) $3,002 from participation in the Employee Share Purchase Plan. Represents for 2007 (i) $25,274 in dividends paid in 2007 on unvested restricted common shares; (ii) $4,077 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; (iii) $720 in life insurance premiums; and (iv) $7,059 attributable to the 15% discount described in Note (2) above.

(9)	Represents for 2009 (i) $12,768 in dividends paid in 2009 on unvested restricted common shares; (ii) $3,265 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $720 in life insurance premiums. Represents for 2008 (i) $23,947 in dividends paid in 2008 on unvested restricted common shares; (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $720 in life insurance premiums. Represents for 2007 (i) $21,764 in dividends paid in 2007 on unvested restricted common shares; (ii) $4,650 in employer matching and profit sharing contributions to our 401(k) retirement and profit sharing plan and deferred compensation plan; and (iii) $720 in life insurance premiums.

Grants of Plan-Based Awards
										All Other
										Option
									All Other	Awards:
									Share	Number of	Exercise or	Grant Date
			Estimated Future Payouts			Estimated Possible Payouts			Awards:	Securities	Base Price of	Fair Value of
			Under Non-Equity Incentive			Under Equity Incentive			Number of	Underlying	Option	Share and
	Grant	Grant	Plan Awards ($)(1)			Plan Awards (#)(2)			Shares	Options	Awards	Option
Name	Type	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)	(#)	($/Sh)	Awards (4)
Gerard H. Sweeney	Annual		$0	$960,000	$1,440,000
	Performance	4/1/09				73,660	147,321	294,642				$331,472
	Options	4/1/09								309,337	$2.91	$21,654
	Restricted	4/1/09							113,089			$329,089

Howard M. Sipzner	Annual		$0	$314,160	$471,240
	Performance	4/1/09				20,662	41,324	82,648				$92,979
	Options	4//109								76,569	$2.91	$5,360
	Restricted	4/1/09							31,772			$92,311

Brad A. Molotsky	Annual		$0	$217,600	$326,400
	Performance	4/1/09				17,495	34,991	69,982				$78,730
	Options	4/1/09								64,939	$2.91	$4,546
	Restricted	4/1/09							26,860			$78,163

Robert K. Wiberg	Annual		$0	$165,000	$247,500
	Performance	4/1/09				12,057	24,115	48,230				$54,259
	Options	4/1/09								45,195	$2.91	$3,164
	Restricted	4/1/09							18,512			$53,870

H. Jeffrey DeVuono	Annual		$0	$165,000	$247,500
	Performance	4/1/09				12,057	24,115	48,230				$54,259
	Options	4/1/09								41,328	$2.91	$2,893
	Restricted	4/1/09							18,512			$53,870

(1)	The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payable if the specified performance targets are reached. The “Maximum column represents the maximum payment opportunity. See the Summary Compensation Table above for the actual amounts of the annual incentive awards earned by each named executive officer for 2009. As discussed above, the amounts shown under this caption do not include the twenty percent discretionary component of annual non-equity incentive opportunities. We report this twenty percent discretionary component under the “Bonus” column of the Summary Compensation table. Target amounts shown reflect eighty percent of the base salary of the named executive multiplied by the annual incentive target for the named executive, and the maximum amounts shown reflect the target amounts multiplied by 1.50. See “Compensation Discussion and Analysis — Discussion — Annual Incentive Awards.”

(2)	All equity and equity-based awards were made under our Amended and Restated 1997 Long-Term Incentive Plan. The numbers shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the number of shares issuable under performance units, not including performance units resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares. See “2010 Long Term Incentive Awards.” The recipient is not entitled to any voting rights in connection with performance units. See “Compensation Discussion and Analysis” for a discussion of the objectives of the performance units. Whether the named executive officers will receive any shares in respect of performance units depends on whether we achieve total shareholder return hurdles. If the measurement period had ended on December 31, 2009, we would have achieved the maximum hurdle.

(3)	Consists of restricted common shares (or share equivalents) that vest on April 1, 2012. Restricted common shares (or share equivalents) vest prior to April 1, 2012 upon a change of control, and upon the death or disability of the holder of the shares. The holder of restricted common shares is entitled to receive distributions on the shares from the date of the award. Vesting of the restricted common shares (or share equivalents) is not subject to performance-based conditions.

(4)	The amounts shown in this column represent the grant date fair value of awards on the date of grant, computed in accordance with FASB ASC Topic 718. Whether the named executive officers ultimately realize any of the value of the equity awards depends on, in the case of the performance units, our total return to shareholders during the three year period beginning January 1, 2009 and ending December 31, 2011 relative to the Index REITs, and, in the case of restricted common shares, continued employment with us. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable Share Award. For the April 1, 2009 option grants, the fair value was calculated using the Black-Scholes model with the following material assumptions: dividend yield of 23.64%, volatility of 40.99%, risk-free interest rate of 2.20%, and an expected life of approximately seven years. For the April 1, 2009 grants of restricted common shares the value was calculated based on the closing price of the common shares on the date of grant of $2.91.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards				Share Awards
							Equity
							Incentive Plan
							Awards:
							Market or
	Number of	Number of					Payout Value
	Securities	Securities			Number	Market	of Unearned
	Underlying	Underlying			of Shares	Value of	Shares or
	Unexercised	Unexercised	Option		That Have	Shares That	Other Rights
	Options	Options	Exercise	Option	Not	Have Not	That Have Not
	(#)	(#)	Price	Expiration	Vested	Vested	Vested
Name	Exercisable (1)	Unexercisable (1)	($)	Date	(#)(2)	($)	($)(3)
Gerard H. Sweeney	13,333	673,367	$6.21	(4)	224,182	$2,555,675	$3,505,334
	33,334	309,337	$14.31	(4)
	336,633		$20.61	April 8, 2018
			$2.91	April 1, 2019

Howard M. Sipzner	33,330	66,670	$20.61	April 8, 2018	57,974	$660,904	$983,259
		76,569	$2.91	April 1, 2019

Brad A. Molotsky	28,268	56,545	$20.61	April 8, 2018	52,669	$660,427	$832,572
		64,939	$2.91	April 1, 2019

Robert K. Wiberg	13,557	—	$24.04	February 3, 2015	34,734	$395,968	$573,789
	19,673	39,351	$20.61	April 8, 2018
		45,195	$2.91	April 1, 2019

H. Jeffrey DeVuono	17,990	35,985	$20.61	April 8, 2018	33,215	$378,651	$573,789
		41,328	$2.91	April 1, 2019

(1)	The options with a $20.61 per share exercise price were awarded on April 8, 2008 and vest in equal installments on the first, second and third anniversaries of the award date. The options with a $2.91 per share exercise price were awarded on April 1, 2009 and vest in equal installments on the first, second and third anniversaries of the award date.

(2)	The unvested shares shown in this column vest in the following amounts and on the following dates:

Number of
Name	Unvested Shares	Vesting Date
Gerard H. Sweeney	17,916	January 1, 2010
	9,337	January 15, 2010
	10,933	January 1, 2011
	9,337	January 15, 2011
	35,560	April 8, 2011
	9,337	January 15, 2012
	113,089	April 1, 2012
	9,337	January 15, 2013
	9,337	January 15, 2014

Howard M. Sipzner	3,602	January 15, 2010
	3,602	January 15, 2011
	15,446	April 8, 2011
	3,602	January 15, 2012
	31,722	April 1, 2012

Brad A. Molotsky	3,675	January 1, 2010
	1,421	January 15, 2010
	1,929	January 1, 2011
	1,421	January 15, 2011
	13,100	April 8, 2011
	1,421	January 15, 2012
	26,860	April 1, 2012
	1,421	January 15, 2013
	1,421	January 15, 2014

Robert K. Wiberg	1,421	January 15, 2010
	1,421	January 15, 2011
	9,117	April 8, 2011
	1,421	January 15, 2012
	18,512	April 1, 2012
	1,421	January 15, 2013
	1,421	January 15, 2014

H. Jeffrey DeVuono	1,502	January 1, 2010
	812	January 15, 2010
	804	January 1, 2011
	812	January 15, 2011
	8,337	April 8, 2011
	812	January 15, 2012
	18,512	April 1, 2012
	812	January 15, 2013
	812	January 15, 2014

(3)	Represents hypothetical payments, if any, under performance units awarded on April 1, 2009. For a discussion of the terms of performance units, see “Compensation Discussion and Analysis — Performance Units.” The number of common shares, if any, that we will issue on account of performance units will depend on whether, and the extent to which, our total shareholder return exceeds the hurdles applicable to performance units. The dollar amounts shown above were computed on the basis of (i) the closing price of our common shares on December 31, 2009 (the last trading day of 2009) ($11.40) and (ii) the assumed occurrence of a change of control on December 31, 2009 (resulting in an early termination of the three-year measurement period applicable to performance units). If the measurement period had ended on December 31, 2009, we would have met the maximum hurdle for issuance of shares under 2009 performance units.

(4)	These options have an expiration date tied to Mr. Sweeney’s employment with us.

Option Exercises and Shares Vested
	Option Awards		Share Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
Gerard H. Sweeney	0	$0	32,892	$239,600
Howard M. Sipzner	0	$0	3,602	$22,368
Brad A. Molotsky	0	$0	6,206	$45,721
Robert K. Wiberg	0	$0	8,321	$62,030
H. Jeffrey DeVuono	0	$0	2,869	$20,913

(1)	Reflects the number of restricted common shares (or share equivalents) that vested in 2009 multiplied by the closing market price of the common shares on the applicable vesting date.

Nonqualified Deferred Compensation
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in Last	Withdrawals/	Balance at
	in Last FY	in Last FY	FY	Distributions	Last FYE
Name	($)(1)	($)	($)(2)	($)	($)
Gerard H. Sweeney	$28,991	$0	579,800	$0	$2,003,614
Howard M. Sipzner	$655,805	$0	420,766	$0	$1,664,842
Brad A. Molotsky	$68,041	$0	404,142	$21,614	$1,017,423
Robert K. Wiberg	$0	$0	104,059	$6,042	$322,035
H. Jeffrey DeVuono	$20,625	$0	53,009	$48,642	$229,111

(1)	Amounts shown reflect the portion of the executive’s 2009 salary, annual incentive award and vested performance shares, which the executive elected to defer into our Nonqualified Deferred Compensation Plan. These amounts are also reported in the Summary Compensation Table. All amounts shown in the year-end balance column have been reported either as salary or bonus in the Summary Compensation Table of our proxy statements for previous years for those of the named executive officers who were named executive officers in proxy statements for such previous years, other than the component of the year-end balances that represents earnings.

(2)	Amounts that represent aggregate earnings and appreciation (loss) since inception in the Plan, measured at December 31, 2009, are: $(401,208) for Mr. Sweeney; $13,515 for Mr. Sipzner; $(43,418) for Mr. Molotsky; $(417,430) for Mr. Wiberg; and $(159,714) for Mr. DeVuono.
Our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) affords participating executives and Trustees the ability to defer a portion of their base salary, bonus and annual incentive award (or, in the case of our Trustees, annual retainer and Board fees) on a tax-deferred basis. In addition, participants may elect to defer the receipt of equity grants under our long-term incentive plans. If a participant’s matching contributions under our 401(k) plan are limited due to participation in the Deferred Compensation Plan or due to limitations on matching contributions imposed by the Internal Revenue Code, we make a matching contribution for the participant under the deferred compensation plan to the extent the participant has deferred an amount under the Deferred Compensation Plan at least equal to the amount that would have been required if the matching contribution had been made under our 401(k) plan. We have the right, but not the obligation, to make matching contributions for executives on deferred amounts (and/or to make a discretionary profit sharing contribution for executives) covering compensation in excess of $230,000 because the 401(k) plan rules will not permit such matching contributions due to the compensation limitations of $230,000. Participants elect the timing and form of distribution. Distributions are payable in a lump sum or installments and may commence in-service, after a required minimum deferral period, or upon retirement. Participants elect the manner in which their accounts are deemed invested during the deferral period.

Because the Deferred Compensation Plan is a “nonqualified” deferred compensation plan, we are not obligated to invest deferred amounts in the selected manner or to set aside any deferred amounts in trust. One of the deemed investment options is a hypothetical investment fund (the “Common Share Fund”) consisting of our common shares. Effective for compensation deferred after 2006, all deferrals that are invested in the Company Share Fund will continue to be invested in the Company Share Fund until distribution and will not be eligible to be transferred into other investment funds. An executive who defers more than 25% of his or her annual bonus or annual incentive award into the Company Share Fund is entitled to a 15% discount on the share equivalents credited on account of the excess. All deferred equity grants will be invested in the Company Share Fund and all distributions of benefits attributable to Company Share Fund credits will be paid in common shares.
With respect to post-2004 deferred compensation deemed invested in the Company Share Fund, dividend equivalents are subject to participants’ elections to receive the dividend equivalents in cash or to continue to defer them under the Deferred Compensation Plan. Any dividend equivalents credited to participants’ accounts in the Deferred Compensation Plan will be invested in investment funds selected by the participants other than the Company Share Fund.
In general, compensation subject to a deferral election, matching contributions and profit sharing contributions are not includible in a participant’s taxable income for federal income tax purposes until the participant receives a distribution from the Deferred Compensation Plan. We are not entitled to a deduction until such amounts are distributed.
2006 Long-Term Outperformance Program
On August 28, 2006 our Compensation Committee adopted the 2006 Long-Term Outperformance Program. The Program provided for awards of common shares and restricted common shares to executive participants only if our total shareholder return during the measurement period established in the Program (August 1, 2006 through July 31, 2009) exceeded specified percentage hurdles. Our total shareholder return did not exceed the hurdles and, accordingly, no shares were issued under the Program and this Program is no longer operative.
2010 Long-Term Incentive Awards
On March 4, 2010, our Compensation Committee awarded an aggregate of 126,890 “restricted” common shares to our 10 executive officers. The restricted common shares vest on April 1, 2013, based on the recipient’s continued employment with us, subject to acceleration of vesting upon a change in control of us or the death or disability of the recipient (and, in the case of our President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, should his employment be terminated without “cause” or should he resign for “good reason,” as such terms are defined in his employment agreement). During the period that a restricted common share has not vested, the holder is entitled to receive a cash payment equal to the distributions paid on a common share; and on vesting of a restricted common share, the holder is entitled to a common share. Vesting of restricted common shares is not subject to performance-based conditions. An executive may elect to defer all or any portion of his restricted common shares into our Deferred Compensation Plan.

On March 4, 2010, our Compensation Committee awarded an aggregate of 88,119 performance units to our 10 executive officers. Performance units represent the right to earn common shares. The number of common shares, if any, deliverable to award recipients depends on our performance based on our total return to shareholders during the three year Measurement Period that commenced on January 1, 2010 and that ends on the earlier of December 31, 2012 or the date of a change of control, as defined in our 2010-2012 Restricted Performance Share Unit Program (the “Performance Unit Program”) compared to the total return to shareholders for the Measurement Period of the Index REITs. If our total return to shareholders performance over the Measurement Period places us below the 25th percentile of the Index REITs, then no shares will be earned. If our total return to shareholders over the Measurement Period places us at or above the 25th percentile of the Index REITs, then a percentage of the awards ranging from 50% to 200% will be earned. Dividends are deemed credited to the performance units accounts and are applied to “acquire” more performance units for the account of the unit holder at the price per common share ending on the dividend payment date. If earned, awards will be paid in common shares in an amount equal to the number of performance units in the holder’s account at the end of the Measurement Period. Participants in the program may elect to defer receipt of common shares earned into our Deferred Compensation Plan. In the event of the participant’s death, disability or qualifying retirement, he will be eligible to receive shares (if any) under the program as if the measurement period ended on the last day of the month in which the termination occurred.
On March 4, 2010, our Compensation Committee awarded an aggregate of 541,987 options to our 10 executive officers. Each option has a per share exercise price of $11.31 (equal to the closing price of our common shares on March 4, 2010), vests ratably over three years and has a ten-year term. Vesting of the options would accelerate if we were acquired or underwent a change in control or if the recipient of the award were to die or become disabled prior to the vesting date.
The number of restricted common shares, performance units and options covered by awards in March 4, 2010 to our named executive officers is shown in the table below:

				Grant Date
				Fair Value of
	Restricted	Performance		Share and Option
Executive	Shares (#)	Units (#)	Options (#)	Awards (1)
Gerard H. Sweeney	48,716	33,830	239,726	1,800,000
Howard M. Sipzner	17,391	12,077	67,243	589,050
Brad A. Molotsky	15,058	10,457	58,219	510,000
Robert K. Wiberg	10,149	7,048	39,241	343,750
H. Jeffrey DeVuono	10,149	7,048	39,241	343,750

(1)	The amounts shown in this column represent the grant date fair value of awards on the date of grant, computed in accordance with FASB ASC Topic 718. Whether the named executive officers ultimately realize any of the value of the equity awards depends on, in the case of the performance units, our total shareholder return during the three year period beginning January 1, 2010 and ending December 31, 2012 relative to the Index REITs, and, in the case of restricted common shares, continued employment with us. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the applicable Share Award. For the March 4, 2010 option grants, the grant date fair value was $2.92 per option and was calculated using the Black-Scholes model with the following material assumptions: a long-term average dividend yield of 6.53%, a volatility of 46.89%, a risk-free interest rate of 3.03%, and a weighted average option term of approximately seven years. For the March 4, 2010 grants of restricted common shares the value was calculated based on the closing price of the common shares on the date of grant of $11.31.
Employment and Other Agreements
We have agreements with executives that provide for payments to the executives in connection with their termination of employment or upon a change of control of us. We summarize below, and in the table that follows, circumstances that would trigger payments by us, and the amounts of the payments. We discuss the rationale for these agreements above under “Compensation Discussion and Analysis — Post Termination Benefits,” including why we have entered into agreements with executive officers that provide for post-employment payments following a change-in-control.

Agreement with our President and Chief Executive Officer. We have entered into an employment agreement with Gerard H. Sweeney. Mr. Sweeney’s employment agreement, which was last amended on February 9, 2007, provides for an annual base salary of $600,000. If Mr. Sweeney’s employment with us were not extended upon expiration of the term of his employment agreement on February 9, 2011, we will be obligated to provide him with a severance benefit during the one-year period following expiration of the term equal to the sum of his prior year salary and bonus as well as health care benefits. The employment agreement entitles Mr. Sweeney to a payment equal to 2.99 times the sum of his annual salary and annual and long-term bonus upon: (i) termination of his employment without cause, (ii) his resignation “for good reason” or (iii) his death. Resignation by Mr. Sweeney within six months following a reduction in his salary, an adverse change in his status or responsibilities, certain changes in the location of our headquarters or a change of control of us would each constitute a resignation “for good reason.” In addition, upon a change of control of us, Mr. Sweeney’s unvested restricted common shares and options would vest in full. Mr. Sweeney’s employment agreement also includes a tax gross-up for excise tax payments that would be payable upon a change of control and that would put him in the same financial position after-tax that he would have been in if the excise tax did not apply to him. Mr. Sweeney’s severance and change of control benefits were determined by our Compensation Committee and are not conditioned on any non-competition or other post-employment restrictive covenants.
Agreement with our Executive Vice President and Chief Financial Officer. We entered into an employment agreement with Howard Sipzner on February 3, 2010. This employment agreement replaced the employment agreement that we entered into with Mr. Sipzner upon commencement of his employment with us in January 2007. The new agreement provides for (i) a $440,000 annual salary; (ii) a $200,000 one-time signing bonus; (iii) an opportunity to receive an annual bonus of 100% of his base salary and an opportunity to receive an annual equity-based long-term incentive award of 165% of his base salary; and (iv) a severance payment of 1.5 times salary and annual bonus upon Mr. Sipzner’s termination without cause or resignation for good reason. The amount and form of annual bonus and incentive award are within the discretion of our Compensation Committee and actual bonus and incentive awards may be more or less than targeted amounts. The new agreement does not have a stated term and may be terminated by either us or Mr. Sipzner at any time. Mr. Sipzner is also covered under a change of control agreement, as discussed in the following paragraph.
Change of Control Agreements with Executive Officers. In addition to our employment agreements with Messrs. Sweeney and Sipzner, we have entered into change of control agreements with our executive officers. These agreements, which we amended and restated in February 2010, provide that if both (i) a change of control (a “CIC”) occurs at a time when an executive is an employee and (ii) the executive’s employment is terminated other than for cause or the executive resigns for good reason, in either case within a specified number of days (as indicated in the table below under the caption “Coverage Period”) following the CIC, then we (or our successor in the CIC transaction) will pay to the executive the product of: (x) the CIC Multiplier (as indicated in the table below under the caption “CIC Multiplier”) times (y) the sum of (1) the executive’s annual base salary in effect at the time of the CIC plus (2) the greater of (i) the annual bonus most recently paid to the executive prior to the CIC or (ii) the executive’s target bonus for the year in which the CIC occurs. In addition, if the foregoing double trigger (i.e., a CIC and a qualifying employment termination) were to occur, we would provide the applicable executive with medical coverage and group term life insurance benefits on the terms specified in the revised agreement. Our Compensation Committee approved the revised agreement following review with its consultant (Towers Perrin) of our executive change of control benefits and believes the revisions comport with prevailing market practices. The revised form of agreement modified our prior form of CIC agreement, primarily by (i) eliminating an entitlement of the executive (or the executive’s estate) to receive a payment upon death or disability and (ii) excluding automatically from the CIC severance computation any long-term incentive award (rather than requiring the Committee affirmatively to exclude incentive awards from the computation).

The table below shows the Coverage Period and CIC Multiplier for the identified executive officers.

Executive	Title	Coverage Period	CIC Multiplier
H. Jeffrey DeVuono	Executive VP and Senior Managing Director	730 days	2.00
Brad A. Molotsky	Executive VP and General Counsel	730 days	2.50
Howard M. Sipzner	Executive VP and Chief Financial Officer	730 days	2.50
George D. Sowa	Executive VP and Senior Managing Director	730 days	2.00
Robert K. Wiberg	Executive VP and Senior Managing Director	730 days	2.00
Thomas E. Wirth	Executive VP and Portfolio Management	730 days	2.00
George D. Johnstone	Senior VP, Operations and Asset Management	730 days	1.75

Potential Payments Upon Termination of Employment or Change-in-Control
The table below was prepared as though the triggering event listed below the name of each named executive officer occurred on December 31, 2009. Assumptions are noted in the footnotes to the table.

		Value of	Medical
	Severance	Unvested Equity	and Life	Tax
Name	Amount (1)	Awards (2)	Insurance	Gross Up	Total
Gerard H. Sweeney
• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control or for cause)	$5,269,023	$4,329,999	$36,000	$0	$9,635,022
• Death	$5,269,023	$4,329,999	$0	$0	$9,599,022
• Disability	$1,762,215	$4,329,999	$36,000	$0	$6,128,214
• Involuntary or good reason termination after change of control	$5,269,023	$4,329,999	$36,000	$	$9,635,022
Howard M. Sipzner
• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$1,595,025	$1,157,888	$36,000	$0	$2,788,913
• Death	$0	$1,157,888	$0	$0	$1,157,888
• Disability	$0	$1,157,888	$0	$0	$1,157,888
• Involuntary or good reason termination after change of control	$2,181,750	$1,157,888	$36,000	$0	$3,375,638
Brad A. Molotsky
• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
• Death	$0	$560,729	$0	$0	$560,729
• Disability	$0	$560,729	$0	$0	$560,729
• Involuntary or good reason termination after change of control	$1,450,000	$560,729	$36,000	$0	$2,046,729
Robert K. Wiberg
• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
• Death	$0	$393,620	$0	$0	$393,620
• Disability	$0	$393,620	$0	$0	$393,620
• Involuntary or good reason termination after change in control	$910,000	$393,620	$36,000	$0	$1,339,620
H. Jeffrey DeVuono
• Voluntary resignation	$0	$0	$0	$0	$0
• Involuntary termination (not in connection with change in control)	$0	$0	$0	$0	$0
• Death	$0	$384,062	$0	$0	$384,062
• Disability	$0	$384,062	$0	$0	$384,062
• Involuntary or good reason termination after change in control	$906,000	$384,062	$36,000	$0	$1,326,062

(1)	Computed as a multiple of the sum salary and annual bonus other than for Mr. Sweeney, for whom the computation is a multiple of the sum of salary, long-term incentive and annual bonus awards.

(2)	Represents the aggregate value of unvested equity awards as of December 31, 2009 that would vest upon a change of control, death or disability or, in the case of each of Messrs. Sweeney and Sipzner, his termination without cause or resignation for good reason. Unvested equity awards are comprised of restricted common shares, performance units and options. We computed the value of the accelerated equity awards using the closing price of our common shares on December 31, 2009 (the last trading day of 2009) ($11.40).

Equity Compensation Plan Information as of December 31, 2009
	(a)		(b)		(c)
Number of securities
remaining available for
	Number of securities				future issuance under
	to be issued		Weighted-average		equity compensation
	upon exercise of		exercise price of		plans (excluding
	outstanding options,		outstanding options,		securities
Plan category	warrants and rights		warrants and rights		reflected in column (a))
Equity compensation plans approved by security holders (1)	2,404,566	(2)	$15.48	(3)	1,828,124
Equity compensation plans not approved by security holders	—		—		—

Total	2,404,566	(2)	$15.48	(3)	1,828,124

(1)	Relates to our Amended and Restated 1997 Long-Term Incentive Plan (most recently approved by shareholders in May 2007) and 46,667 options awarded prior to adoption of the Amended and Restated 1997 Long-Term Incentive Plan.

(2)	Does not include 708,580 unvested restricted common shares awarded under our Amended and Restated 1997 Long-Term Incentive Plan that were outstanding as of December 31, 2009.

(3)	The weighted average remaining term of the options as of December 31, 2009 is approximately 8.38 years (assuming a 15 year term from the grant date for 46,667 options that do not have a stated expiration date).
401(k) Plan
We maintain a Section 401(k) and Profit Sharing Plan (the “401(k) Plan”) covering eligible employees. The 401(k) Plan permits eligible employees to defer up to a designated percentage of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We reserve the right to make matching contributions or discretionary profit sharing contributions. The 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or us to the 401(k) Plan and income earned on plan contributions are not taxable to employees until such amounts are withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

Employee Share Purchase Plan
Our shareholders approved the 2007 Non-Qualified Employee Share Purchase Plan (the “ESPP”) in May 2007. The number of common shares reserved and initially available for issuance under the ESPP is 1,250,000.
The ESPP is intended to provide eligible employees with a convenient means to purchase common shares through payroll deductions and voluntary cash investments. All of our full-time and qualified part-time employees are eligible to participate in the ESPP beginning on the first day of the quarterly purchase period that begins on, or next following, their date of hire. Approximately 450 persons are eligible to participate in the ESPP, including 25 officers and all of our other full-time and qualified part-time employees. Part-time employees must be scheduled to work at least 20 hours per week to qualify for participation under the ESPP.
Prior to each purchase period, a participant may specify the contributions the participant proposes to make for the purchase period. Such contributions will be expressed as a stated whole percentage (ranging from 1% to 20%) of the participant’s compensation payable during the purchase period (including base salary, bonus, commissions and other compensation processed through our regular payroll system) that we are authorized to deduct during the purchase period to purchase common shares for the participant’s account under the ESPP. A participant may withdraw (without interest) at any time on or before the last day of a purchase period all or any of the contributions credited to his or her account. In addition, a participant may amend or revoke his or her election at any time prior to a purchase period, and a participant may amend or revoke his or her election during a purchase period to reduce or stop his or her contributions. The account balance of any participant who terminates employment during a purchase period before the last day of the purchase period will be automatically returned without interest to the participant. At the end of each purchase period, the amounts accumulated for each participant will be used to purchase common shares at a price equal to 85% (or such higher percentage set by the Compensation Committee) of the average closing price of the common shares as reported on the New York Stock Exchange during the purchase period. The ESPP Plan Year begins June 1 and extends to the next following May 31. Purchase periods have a duration of three months, ending on each of February 28, May 31, August 31 and November 30. Our Compensation Committee, in its discretion, may change the duration of purchase periods and also may change the beginning and ending dates of purchase periods from those described above, provided, however, that a purchase period may not extend for more than a 12-consecutive-month period. Under the plan document the maximum contribution by each participant for any Plan Year may not exceed $50,000. The ESPP does not qualify as an “employee stock purchase plan” within the meaning of section 423 of the Internal Revenue Code.

Securities Ownership
Security Ownership of Certain Beneficial Owners and Management
The following table shows the number of common shares (and common shares for which Class A Units of Brandywine Operating Partnership, L.P. may be exchanged) beneficially owned as of April 5, 2010 by each Trustee, by each named executive officer, by all Trustees and executive officers as a group, and by each person known to us to be the beneficial owner of more than 5% of the outstanding common shares. Except as indicated below, to our knowledge, all of such common shares are owned directly, and the indicated person has sole voting and investment power.

	Number of	Percentage of
	Common	Common
Name and Business Address of Beneficial Owner (1)	Shares	Shares (2)
Deutsche Bank AG (3)	13,943,238	10.71%
Vanguard Group, Inc. (4)	12,325,225	9.47%
Heitman Real Estate Securities LLC (5)	11,964,692	9.19%
FMR LLC (6)	7,858,098	6.04%
Black Rock, Inc. (7)	7,472,441	5.74%
Gerard H. Sweeney (8)	1,462,356	*
Howard M. Sipzner (9)	200,588	*
Robert K. Wiberg (10)	122,485	*
Brad A. Molotsky (11)	112,316	*
Henry J. DeVuono (12)	71,534	*
Walter D’Alessio (13)	27,819	*
D. Pike Aloian (14)	26,026	*
Wyche Fowler (15)	22,456	*
Michael J. Joyce (16)	18,848	*
Anthony A. Nichols, Sr. (17)	157,766	*
Charles P. Pizzi (18)	16,118	*
All Trustees and Executive Officers as a Group (16 persons)	2,405,523	1.83%

*	Less than one percent.

(1)	Unless indicated otherwise, the business address of each person listed is 555 East Lancaster Avenue, Radnor, Pennsylvania 19087.

(2)	Assumes that all Class A Units eligible for redemption held by each named person or entity are redeemed for common shares. The total number of common shares outstanding used in calculating the percentage of common shares assumes that none of the Class A Units eligible for redemption held by other named persons or entities are redeemed for common shares.

(3)	Based on Schedule 13G filed with the SEC on April 12, 2010 on behalf of Deutsche Asset Management Australia Ltd., Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas, DWS Investments S.A., Luxembourg, Oppenheim Asset Management Services S.a.r.l and RREEF America, L.L.C. Deutsche Bank AG has an address of Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.

(4)	Based on Schedule 13G filed with the SEC on February 4, 2010. The Vanguard Group, Inc. has an address of 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Based on Schedule 13G filed with the SEC on February 12, 2010. Heitman Real Estate Securities LLC has an address of 191 North Wacker Drive, Suite 2500, Chicago, IL 60606.

(6)	Based on Schedule 13G filed with the SEC on February 16, 2010. FMR LLC has an address of 82 Devonshire Street, Boston, MA 02109.

(7)	Based on Schedule 13G filed with the SEC on January 29, 2010. Black Rock, Inc. has an address of 40 East 52nd Street, New York, NY 10022.

(8)	Includes (a) 639,321 common shares (including 190,759 common shares held by a family limited partnership) and (b) 823,035 common shares issuable upon the exercise of options. Does not include 70,560 common share equivalents credited to Mr. Sweeney’s account in the deferred compensation plan as of April 5, 2010, does not include 234,712 unvested performance shares, and does not include 782,695 common shares issuable upon the exercise of options that remained unvested as of April 5, 2010.

(9)	Includes (a) 108,408 common shares and (b) 92,180 common shares issuable upon the exercise of options. Does not include 27,064 common share equivalents credited to Mr. Sipzner’s account in the deferred compensation plan as of April 5, 2010, does not include 71,763 unvested performance shares, and does not include 151,632 common shares issuable upon the exercise of options that remained unvested as of April 5, 2010.

(10)	Includes (a) 54,520 common shares and (b) 67,965 common shares issuable upon the exercise of options. Does not include 4,971 common share equivalents credited to Mr. Wiberg’s account in the deferred compensation plan as of April 5, 2010, does not include 43,462 unvested restricted common shares, and does not include 89,052 common shares issuable upon the exercise of options that remained unvested as of April 5, 2010.

(11)	Includes (a) 34,136 common shares and (b) 78,180 common shares issuable upon the exercise of options. Does not include 63,278 share equivalents credited to Mr. Molotsky’s account in the deferred compensation plan as of April 5, 2010, does not include 60,702 unvested restricted common shares, and does not include 129,791 common shares issuable upon the exercise of options that remained unvested as of April 5, 2010.

(12)	Includes (a) 21,779 common shares and (b) 49,755 common shares issuable upon the exercise of options. Does not include 11,833 common share equivalents credited to Mr. DeVuono’s account in the deferred compensation plan as of April 5, 2010, does not include 40,246 unvested restricted common shares, and does not include 84,789 common shares issuable upon the exercise of options that remained unvested as of April 5, 2010.

(13)	Mr. D’Alessio has a business address at 1600 Market Street, Philadelphia, Pennsylvania 19103.

(14)	Mr. Aloian has a business address at 1251 Avenue of the Americas, New York, NY 10020.

(15)	Does not include 6,953 common share equivalents credited to Mr. Fowler’s account in the deferred compensation plan as of April 5, 2010. Mr. Fowler has a business address at 199 Fourteenth St Atlanta, GA, 30309.

(16)	Mr. Joyce has a residence at 19 Wood Ibis, Hilton Head Island, South Carolina 29928.

(17)	Includes 38,992 common shares held by a family limited partnership. Mr. Nichols has an address at 1125 Cymry Drive, Berwyn, PA 19132.

(18)	Mr. Pizzi has a business address at Navy Yard Corporate Center, Three Crescent Drive, Philadelphia, Pennsylvania 19112.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. PricewaterhouseCoopers LLP was first engaged as our independent registered public accounting firm in June 2003 and has audited our financial statements for fiscal 2002, through and including 2009. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all votes cast on the matter.
Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our shareholders. If our shareholders do not ratify the appointment, the Audit Committee will take that fact into consideration, together with such other information as it deems relevant, in determining its next selection of an independent registered public accounting firm.
Representatives of PricewaterhouseCoopers LLP will be present at the Meeting to make any statement they may desire and to respond to questions from shareholders.
The Board of Trustees unanimously recommends a vote FOR Proposal 2 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2010.
Fees to Independent Registered Public Accounting Firm
Audit Fees. For 2009, we incurred audit fees of $849,110 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $658,135 for both us, our operating partnership and our affiliates and (ii) fees of $190,975 for comfort letters, consents and assistance with documents filed with the SEC in connection with registration statements, and securities offerings by us and our operating partnership. For 2008, we incurred audit fees of $804,650 in aggregate payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP. These fees include: (i) recurring audit and quarterly review fees of $783,175 for us, our operating partnership and our affiliates and (ii) fees of $21,475 for assistance with documents filed with the SEC in connection with a disposition of properties.
Audit-Related Fees. For 2009, we did not incur audit-related fees. For 2008, we incurred audit-related fees of $16,500 payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP, in connection with an audit of a carve-out entity in anticipation of a potential divestiture.
Tax Fees. We did not pay PricewaterhouseCoopers LLP fees for tax services in 2009 or engage PricewaterhouseCoopers LLP for tax services in 2009. For 2008, we incurred tax fees of $4,125 payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP, in connection with the review of a tax planning strategy for a potential transaction.
All Other Fees. For 2009 and 2008 we paid $2,450 in each such year to PricewaterhouseCoopers LLP for the use of technical accounting research tools. We did not engage PricewaterhouseCoopers LLP for other services in 2009 or 2008.

Pre-Approval Policy. All services provided by PricewaterhouseCoopers LLP in 2008 and 2009 were pre-approved by our Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approval policy for services provided by the independent registered public accounting firm. Under the policy, the Audit Committee has pre-approved the provision by the independent registered public accounting firm of services that fall within specified categories (such as statutory audits or financial audit work for subsidiaries, services associated with SEC registration statements and consultations by management as to accounting interpretations) but only up to specified dollar amounts. Any services that exceed the pre-approved dollar limits, or any services that fall outside of the general pre-approved categories, require specific pre-approval by the Audit Committee. If the Audit Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit Committee at its next meeting.
We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or any of our subsidiaries.
Report of the Audit Committee
Our Audit Committee has reviewed and discussed our 2009 audited financial statements with our management; has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board; and has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with PricewaterhouseCoopers LLP their independence. Based on the review and discussions, our Audit Committee recommended to our full Board that the 2009 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009. The Board accepted the Audit Committee’s recommendation. This report is made by the undersigned members of the Audit Committee.
•	Michael J. Joyce (Chair)

•	D. Pike Aloian

•	Charles P. Pizzi

Proposal 3: Approval of the Amendment and Restatement of the Amended and Restated 1997 Long-Term Incentive Plan
On April 6, 2010, our Board unanimously adopted a resolution approving, subject to approval by our shareholders, an amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan (the “Incentive Plan”) to:
•	Increase the number of common shares available for grant under the Incentive Plan by adding 6,000,000 shares (of which 3,600,000 would be available solely for awards of options and share appreciation rights (SARs));
•	Replace the restriction on the maximum number (4,500,000) of options or SARs that may be granted to an individual under the Incentive Plan with a restriction that no individual may be granted options or SARs in any calendar year to acquire more than 750,000 common shares and the maximum number of common shares with respect to which other awards may be made to any individual during any calendar year is 1,000,000;
•	Provide for minimum vesting periods for restricted share and performance share awards;
•	Provide that the exercise price of options may not be less than the last reported sale price of common shares on the date the option is granted;
•	Establish a maximum term for SARs of ten years from the date of grant;
•	Restrict transfers of options and SARs for value;
•	Provide that a change of control as a result of a qualifying merger occurs upon consummation of the merger rather than upon shareholder approval of the merger; and
•	Make other clarifying and updating changes.
The Board believes that the proposed amendment and restatement of the Incentive Plan is in the best interests of, and will provide long-term advantages to, us and our shareholders and recommends approval by our shareholders. Our Board believes that the number of common shares currently available for issuance under the Incentive Plan is insufficient in view of our compensation structure and strategy. The Board has concluded that our ability to attract, retain and motivate top quality employees and non-employee members of our Board is material to our success and would be enhanced by our continued ability to make grants under the Incentive Plan. The Board has directed that the proposal to approve the amendment and restatement of the Incentive Plan be submitted to the shareholders for their approval at the Meeting.
As of April 5, 2010: (i) 761,139 common shares remained available for future awards under the Incentive Plan; (ii) 850,690 unvested restricted share awards were outstanding under the Incentive Plan; (iii) 591,816 performance units were outstanding under the Incentive Plan; and (iv) 3,129,372 common shares were subject to outstanding options under the Incentive Plan (with the outstanding options having a weighted average exercise price of $14.52 per share and a weighted average term to maturity of 8.54 years). In addition, as of April 5, 2010, 296,294 common shares were held under a rabbi trust established under the Deferred Compensation Plan. These common shares are subject to future distribution to participants pursuant to the deferred payment provisions of the Deferred Compensation Plan.

As stated above, if Proposal 3 is approved, 6,000,000 additional shares would be added to the shares available for award under the Incentive Plan. Of these 6,000,000 additional shares, 3,600,000 would be available solely for awards of options and SARs. As a result, and subject to the limitation in the preceding sentence, these additional shares, together with the shares that currently remain available for future awards under the Plan plus any common shares that are restored to availability under the Incentive Plan upon expiration, forfeiture or termination of options or other awards, would be available for any form of award under the Incentive Plan.
If an option or other award granted under the Incentive Plan expires, is forfeited or otherwise terminates, the common shares subject to any portion of the award that expires, is forfeited or that otherwise terminates, as the case may be, will again become available for the issuance under the Incentive Plan.
Common shares distributed under our Incentive Plan may be treasury shares or authorized but unissued shares.
We intend to register the additional common shares that would be available for awards under the Incentive Plan on Form S-8 under the Securities Act of 1933 as soon as practicable after receiving shareholder approval of the increase.
As of April 5, 2010, 130,188,232 common shares were outstanding and an additional 2,809,108 common shares were issuable upon exchange or conversion of outstanding units in our operating partnership.
The following is a brief summary of the Incentive Plan, as amended by this Proposal, and is qualified in all respects by the specific language of the full text of the amended and restated Incentive Plan, a copy of which is attached as Appendix A to the Proxy Statement.
Summary of the Brandywine Realty Trust 1997 Long-Term Incentive Plan, as Amended and Restated
Purpose
The Incentive Plan is intended to provide us flexibility to adapt the compensation of employees and Trustees in a changing business environment. The Incentive Plan permits the granting of any or all of the following types of awards (“Awards”): (i) Options, including Non-Qualified and Incentive Stock Options; (ii) Share Appreciation Rights; (iii) Restricted Common Shares; (iv) Long-Term Performance Awards; (v) Performance Shares; and (vi) Performance Units.
Participants
Trustees, officers and other employees are eligible to receive Awards under the Incentive Plan. However, Trustees who are not employees are not eligible to receive Incentive Stock Options. As of April 5, 2010, approximately 397 persons were eligible to participate in the Incentive Plan, including 26 officers and six non-employee Trustees.
Administration
The Incentive Plan is administered by the Board of Trustees or by a committee of the Board, currently the Compensation Committee (the “Committee”). The Committee selects those persons eligible to receive Awards from time to time and determines the type, terms and conditions of Awards. The Committee has the authority to interpret the provisions of the Incentive Plan. The Board may, subject to the applicable rules of the New York Stock Exchange, amend, alter or discontinue the Incentive Plan at any time, but no such amendment, alteration or discontinuation may impair the rights of a participant with respect to an Award which has been made under the Incentive Plan without such participant’s consent.

Awards
Options. The Incentive Plan permits the Committee to grant to any participant Non-Qualified Stock Options and, to participants who are also employees, Incentive Stock Options (collectively, “Options”). The per Share exercise price of an Option is determined by the Committee; however, the exercise price per Share purchasable under an Option may not be less than 100% of the fair market value of the Shares at the time of grant (and not less than 110% in the case of an Incentive Stock Option granted to a participant who, at the time the Option is granted, owns more than 10% of the voting power of all classes of equity of the Company (a “10% Owner”)). The provisions of Option Awards need not be the same with respect to each participant.
Subject to the limitations of the Incentive Plan, each Option is exercisable at such time or times and in the installments determined by the Committee. No Option may be exercisable more than ten years after the date it is granted. An Incentive Stock Option granted to a 10% Owner may not have a term of more than five years. Incentive Stock Options are subject to additional restrictions imposed by the Internal Revenue Code. Under the Incentive Plan, as amended by Proposal 3, Options would be non-transferable by the participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order except in a transfer without consideration to a family member or family trust. In the discretion of the Committee, the purchase price for Common Shares acquired pursuant to the exercise of an Option may be paid in cash or Common Shares. In addition, the Committee may require that all or part of the Common Shares to be issued pursuant to exercise of an Option take the form of Restricted Shares. The Committee may also agree to cooperate in a “cashless exercise” of an Option, which will be effected by the participant delivering instructions to a securities broker to sell a sufficient number of Common Shares to cover the costs and expenses associated therewith.
Share Appreciation Rights. The Incentive Plan permits the grant of Share Appreciation Rights either alone or in connection with the grant of Options. A Share Appreciation Right or the applicable portion thereof granted in connection with a given Option generally will terminate and no longer be exercisable upon the termination or exercise of the related Option. A Share Appreciation Right entitles the participant to receive, upon exercise, an amount in cash and/or Shares equal in value to the excess of the fair market value of one Share over the exercise price per Share specified in the Share Appreciation Right or related Option (which may not be less than 100% of the fair market value of the Shares at the time of grant) multiplied by the number of Shares for which the Share Appreciation Right is exercised. A Share Appreciation Right may not have a term of more than 10 years. Under the Incentive Plan, as amended by Proposal 3, Share Appreciation Rights would be non-transferable by the participant other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order except in a transfer without consideration to a family member or family trust. The Committee determines the recipients of Share Appreciation Rights, the number of Shares in respect of which Share Appreciation Rights are awarded and the time or times within which Share Appreciation Rights may be awarded. The provisions of Share Appreciation Rights need not be the same with respect to each participant. The Committee has the right to determine the form of payment upon exercise of a Share Appreciation Right.
Restricted Shares. Restricted Shares may be issued either alone or in addition to other Awards granted under the Incentive Plan. The Committee determines the recipients of Restricted Shares, the number of Restricted Shares to be awarded, the price (if any) to be paid by such recipient, the time or times within which such Awards may be subject to forfeiture (subject to the limitations referred to below), and all other conditions of the Award. The provisions of Restricted Share Awards need not be the same with respect to each participant. Although certificate(s) issued to a recipient by the Company representing Restricted Shares may be held in custody by the Company until the restrictions thereon have elapsed, a recipient of the Restricted Shares has, with respect to such Shares, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any cash dividends or distributions. The Committee, at the time an Award is made, may permit or require the payment of cash dividends or distributions to be deferred and reinvested in additional Restricted Shares. During the restriction period set by the Committee, the participant is not permitted to transfer or encumber Restricted Shares without Committee approval. Under the Incentive Plan, as amended by Proposal 3, Restricted Shares and Performance Shares would generally be subject to vesting over a minimum of three years from the date of grant (or one year if vesting is conditioned on the achievement of performance goals). The amended Incentive Plan would exclude from the minimum vesting restrictions (i) vesting in the event of a Change in Control or upon death, disability or retirement and (ii) Restricted Shares and Performance Shares to the extent that the number of such Shares awarded after the Restatement Effective Date does not exceed five percent (5%) of the aggregate number of Shares that may be issued or the subject of awards under the Plan after the Restatement Effective Date. For purposes of the minimum vesting restrictions, vesting over a three-year period or one-year period (as applicable) would include periodic and proportional vesting over such period.

Long-Term Performance Awards. The Incentive Plan permits the Committee to grant to any participant Long-Term Performance Awards. The Committee determines in advance the nature, length and starting date of the performance period for each Long-Term Performance Award and determines the performance objectives to be used in valuing Long-Term Performance Awards and the extent to which such Long-Term Performance Awards have been earned. Performance objectives may vary from participant to participant and between groups of participants. In the event of special or unusual events or circumstances affecting the application of one or more performance objectives to a Long-Term Performance Award, the Committee may revise the performance objectives and/or underlying factors and criteria applicable to the Long-Term Performance Awards affected. Long Term Performance Awards may be denominated in dollars or in Shares, and to the extent that the relevant measure of performance is met, payments may be made in the form of cash or Shares, including Restricted Shares, either in a lump sum payment or in annual installments commencing as soon as practicable after the end of the relevant performance period. Unless otherwise provided in a Long Term Performance Award agreement, if a participant terminates service with the Company during a performance period because of death, disability or retirement, the participant will be entitled to a payment with respect to each outstanding Long-Term Performance Award at the end of the applicable performance period based upon the participant’s performance for the portion of such performance period ending on the date of termination and pro-rated for the portion of the performance period during which the participant was employed by the Company or served on the Board, as determined by the Committee.
Performance Shares. The Committee determines the persons to whom Performance Shares will be granted and the times and the number of such Performance Shares that will be granted. Performance Shares are Awards of the right to receive Shares at the end of a specified period upon the attainment of performance goals specified by the Committee at the time of grant. As indicated above under the caption “Restricted Shares” the Incentive Plan, as amended by Proposal 3, provides for minimum vesting periods for Performance Shares, subject to exceptions as summarized above. The provisions of the Performance Shares need not be the same with respect to each participant. Performance Shares generally are forfeited if the participant terminates service with the Company during the performance period for any reason other than death, disability or retirement. Unless otherwise provided in a Performance Share agreement, in the event of death, disability or retirement, the participant or the participant’s estate, as the case may be, will be entitled to receive, at the expiration of the performance period, a percentage of Performance Shares that is equal to the percentage of the performance period that had elapsed as of the date of death or date on which such disability or retirement commenced, provided that the Committee determines that the applicable performance goals have been met.
Performance Units. The Committee determines the persons to whom Performance Units will be granted and the times and the number of such Performance Units that will be granted. Performance Units are Awards of the right to receive a fixed dollar amount, payable in cash, at the end of a specified period upon the attainment of performance goals specified by the Committee at the time of the grant. The provisions of Performance Unit Awards need not be the same with respect to each participant. Performance Units generally are forfeited if the participant terminates employment with the Company during the performance period for any reason other than death, disability or retirement. Unless otherwise provided in a Performance Unit agreement, in the event of death, disability or retirement, the participant or his or her estate will be entitled to receive, at the expiration of the performance period, cash for a percentage of his or her Performance Units equal to the percentage of the performance period that elapsed at the time of death or commencement of disability or retirement, provided that the Committee determines that the applicable performance goals have been met.

Change of Control
In the event of a Change of Control (as defined below), the Committee may, in its discretion, cause all outstanding Options to become vested immediately, all restrictions and conditions on other Awards to terminate immediately, and Common Share certificates or cash, as the case may be, to be issued or paid in respect of Awards.
A “Change of Control” under the Incentive Plan means: (i) the acquisition in one or more transactions by any person (including any group acting in concert) of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), excluding Voting Securities acquired directly from the Company (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); (ii) consummation of a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation, (iii) approval by the shareholders of a liquidation or dissolution of the Company; (iv) approval by the shareholders of an agreement for the sale or other disposition of all or substantially all of the assets of the Company; (v) acceptance by shareholders of the Company securities in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange; or (vi) a change in the composition of the Board over a period of twenty four (24) months or less such that a majority of the Board ceases to be comprised of individuals who either: (a) have been board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.
Adjustments
In the event of any merger, reorganization, consolidation, recapitalization, share dividend or other change in the Company’s structure affecting the Common Shares, the Committee will adjust accordingly the number, type and issuer of Common Shares reserved for issuance under the Incentive Plan, the number and option price of Common Shares subject to outstanding Options granted under the Incentive Plan and the number and price of Common Shares subject to other Awards made under the Incentive Plan. In addition, the Common Shares related to the unexercised or undistributed portion of any terminated, canceled, expired or forfeited Award will also be made available for distribution in connection with future Awards.
Amendments
The Board of Trustees may amend, alter or discontinue the Incentive Plan at any time, but no such action may, without shareholder approval as provided in the Incentive Plan: (a) increase the number of shares reserved for purposes of the Incentive Plan except as expressly provided in the Incentive Plan; (b) change the class of persons eligible to participate in the Incentive Plan; (c) extend the maximum term of options or SARs; or (d) re-price options or SARs.

Status of Plan
The Incentive Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. The Incentive Plan states that with respect to any payments not yet made to a participant by the Company, nothing contained in the Incentive Plan gives any participant any rights that are greater than those of a general creditor of the Company.
Certain Federal Income Tax Consequences
The following discussion, as it relates to certain federal income tax consequences of the Incentive Plan, does not address all of the tax consequences that may be applicable to any particular participant or to the Company. In addition, such discussion does not address foreign, state or local taxes, nor does it address federal taxes other than federal income tax. Such discussion is based upon applicable statutes, regulations, case law, administrative interpretations and judicial decisions in effect as of the date of this Proxy Statement.
Options. If a participant has held Common Shares acquired upon exercise of an Incentive Stock Option for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of those Common Shares by the participant, the difference, if any, between the sales price of the Common Shares and the exercise price of the Option will be treated as long-term capital gain or loss. If the participant does not satisfy these holding period requirements, a “disqualifying disposition” occurs and the participant will recognize ordinary income in the year of the disposition of the Common Shares in an amount equal to the excess of the fair market value of the Common Shares at the time the Option was exercised over the exercise price of the Option. The balance of gain realized, if any, will be long-term or short-term capital gain, depending upon whether or not the Common Shares were sold more than one year after the Option was exercised. If the participant sells the Common Shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the Common Shares at the time the Option was exercised, the amount of ordinary income will be limited to the amount realized on the sale in excess of the exercise price of the Option. The Company and its subsidiaries will generally be allowed a deduction to the extent the participant recognizes ordinary income.
In general, a participant to whom a Non-Qualified Stock Option is granted will recognize no income when the Option is granted. Upon exercise of a Non-Qualified Stock Option, the participant will recognize ordinary income equal to the excess of the fair market value of the Common Shares on the date of exercise over the exercise price of the Option unless the Common Shares received are Restricted Shares, in which case, unless the exercising participant elects to recognize such income, the income recognition is deferred until the restrictions lapse or the Restricted Shares becomes transferable. The Company generally will be entitled to a compensation deduction in the same amount and at the same time as the participant recognizes ordinary income and will comply with applicable withholding requirements with respect to such compensation.
There are no tax consequences to a participant or to the Company if an Option lapses before it is exercised or forfeited.
Restricted Shares. Unless the participant elects to recognize income at the time of an Award of Restricted Shares, a participant will not recognize taxable income until the Shares are no longer subject to a substantial risk of forfeiture or become transferable. In either event, the participant’s recognized income will equal the excess of the fair market value of such Shares at grant if an election is made, or at the time the restrictions lapse or are removed, over any amount paid for such Shares (the “Bargain Element”). The Company will generally be entitled to a deduction in the same amount and in the same year as the recipient of Restricted Shares has income. The Company will comply with all applicable withholding requirements with respect to such income.
The aforementioned election allows the participant to recognize the Bargain Element as income in the year of the Award by making an election with the Internal Revenue Service within 30 days after the Award is made. Dividends or distributions received by a participant on Restricted Shares during the restriction period are taxable to the participant as ordinary compensation income and will be deductible by the Company unless the aforementioned election is made, rendering dividends or distributions taxable as dividends and nondeductible.

Share Appreciation Rights, Long-Term Performance Awards, Performance Shares and Performance Units. Upon exercise of a Share Appreciation Right, the participant will recognize ordinary income in an amount equal to the cash or the fair market value of the Shares received on the exercise date. At the time a Long-Term Performance Award is paid, or at the end of a performance period in the case of Performance Shares and Performance Units, the participant will recognize taxable income in an amount equal to the amount of cash or the fair market value of Common Shares received. The Company will generally be entitled to a compensation deduction in the same amount and at the same time that the participant holding a Share Appreciation Right, Longer Term Performance Award, Performance Share or Performance Unit recognizes ordinary income, and will comply with applicable withholding requirements with respect to such compensation. If Restricted Shares are used in payment of a Long-Term Performance Award, the participant’s federal income tax consequences will be as described above for “Restricted Shares.”
Benefits Under the Incentive Plan
Because persons to whom Awards may be made are to be determined from time to time by the Compensation Committee in its discretion, it is not possible at this time to indicate the number, name or positions of persons who will receive future Awards or the nature and terms of future Awards.
On April 5, 2010, the closing sale price of a common share as reported on the New York Stock Exchange was $12.58.
The Company believes that the Awards that have been granted under the Incentive Plan have been and will continue to be granted to individuals who possess a capacity to contribute significantly to our success.
The Board of Trustees unanimously recommends a vote FOR the amendment and restatement of the Amended and Restated 1997 Long-Term Incentive Plan.
Other Information
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our officers, Trustees and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. Officers, Trustees and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, or written representations that no Annual Statements of Beneficial Ownership of Securities on Form 5 were required to be filed, we believe that during the year ended December 31, 2009, our officers, Trustees and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.
Other Business
We know of no business that will be presented at the Meeting other than as set forth in this Proxy Statement. However, if other matters should properly be presented at the Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

Expenses of Solicitation
The expense of solicitation of proxies on behalf of the Trustees, including printing and postage, will be paid by us. Request will be made of brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material, at our expense, to the beneficial owners of common shares held of record by such persons. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by our Trustees and officers. In addition, we have engaged Georgeson Inc. to solicit proxies for the Meeting. We have agreed to pay $7,500 plus out-of-pocket expenses of Georgeson Inc. for these services.
Shareholder Proposals for the 2011 Annual Meeting of Shareholders
We must receive shareholder proposals submitted to us for inclusion in our proxy statement for our 2011 annual meeting of shareholders no later than December 17, 2010. Proposals must comply with rules of the SEC.
For a shareholder nomination or proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2011 annual meeting, our bylaws generally permit such a presentation if a shareholder’s written notice of the nominee or proposal and any required supporting information (i) are received by our secretary during the period from 90 to 120 days before the first anniversary of the date of the mailing of the previous year’s notice and proxy statement for the annual meeting and (ii) meet the requirements of our bylaws and SEC rules. For consideration at the 2011 annual meeting, a shareholder nominee or proposal not submitted to us for inclusion in the 2011 proxy statement must be received by us between December 17, 2010 and January 16, 2011. Notices of intention to present proposals at the 2011 annual meeting should be addressed to Brad A. Molotsky, Executive Vice President, General Counsel and Secretary, 555 East Lancaster Avenue, Radnor, Pennsylvania 19087. If we were to advance or delay the date of the mailing of the notice of our 2011 annual meeting by more than 30 days from the first anniversary of the date of the mailing of this proxy statement then, under our bylaws, the nominee or proposal and required supporting information must be received by us not earlier than 120 days prior to the mailing of the notice of the 2011 annual meeting and not after the later of (x) the 90th day prior to the mailing of the notice for of the 2011 annual meeting or (y) the 10th day following the day on which we first publicly announce the date of mailing of the notice for such annual meeting. You may contact our Secretary at the address mentioned above for a copy of our bylaws.

APPENDIX A

BRANDYWINE REALTY TRUST
AMENDED AND RESTATED 1997 LONG-TERM INCENTIVE PLAN
(As amended effective June 2, 2010)
SECTION 1. Purpose; Definitions. The purpose of the Brandywine Realty Trust 1997 Long-Term Incentive Plan (the “Plan”) is to offer to certain employees and trustees of Brandywine Realty Trust (the “Company”), organized as a Maryland real estate investment trust, and its subsidiaries, equity interests in the Company, options to acquire equity interests in the Company, and other performance-based incentive awards, thereby attracting, retaining and motivating such persons, and strengthening the mutuality of interests between such persons and the Company’s shareholders. The Plan was originally adopted effective May 12, 1997 and has previously been amended with shareholder approval effective May 15, 1998, May 2, 2005 and May 9, 2007.
For purposes of the Plan, the following initially capitalized words and phrases shall be defined as set forth below, unless the context clearly requires a different meaning:
a. “Affiliate” means, with respect to a person or entity, a person that directly or indirectly controls, or is controlled by, or is under common control with such person or entity.
b. “Board” means the Board of Trustees of the Company, as constituted from time to time.
c. “Cause” occurs when the Participant, as determined by the Board:
(i) has engaged in any type of disloyalty to the Company, including without limitation, fraud, embezzlement, theft, or dishonesty in the course of his employment or engagement, or has otherwise breached any fiduciary duty owed to the Company;
(ii) has been convicted of a felony;
(iii) has disclosed trade secrets or confidential information of the Company; or
(iv) has breached any agreement with or duty to the Company in respect of confidentiality, non-disclosure, non-competition or otherwise.
d. “Change of Control” means:
(i) the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of “Beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided that for purposes of this clause (i) Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or
(ii) consummation of a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the company resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation; or

(iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or
(iv) approval by the shareholders of the Company of an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or
(v) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange; or
(vi) a change in the composition of the Board over a period of twenty four (24) months or less such that a majority of the Board members ceases to be comprised of individuals who either: (i) have been board members continuously since the beginning of such period; or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.
e. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
f. “Committee” means the Committee appointed by the Board in accordance with Section 2 of the Plan, if one is appointed, in which event in connection with this Plan, the Committee shall possess all of the power and authority of, and shall be authorized to take any and all actions required to be taken hereunder by, and make any and all determinations required to be taken hereunder by, the Board.
g. “Disability” means a disability of an employee or a trustee which renders such employee or trustee unable to perform the full extent of his duties and responsibilities by reason of his illness or incapacity which would entitle that employee or trustee to receive Social Security Disability Income under the Social Security Act, as amended, and the regulations promulgated thereunder. “Disabled” shall mean having a Disability. The determination of whether a Participant is Disabled shall be made by the Board, whose determination shall be conclusive; provided that,
(i) if a Participant is bound by the terms of an employment agreement between the Participant and the Company, whether the Participant is “Disabled” for purposes of the Plan shall be determined in accordance with the procedures set forth in said employment agreement, if such procedures are therein provided; and
(ii) a Participant bound by such an employment agreement shall not be determined to be Disabled under the Plan any earlier than he would be determined to be disabled under his employment agreement.
h. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
i. “Fair Market Value” means, as of any date: (i) the closing price of the Shares as reported on the principal national securities exchange on which the Shares are traded on such date, or if no Share prices are reported on such date, the closing price of the Shares on the next preceding date on which there were reported Share prices; or (ii) if the Shares are not listed on a national securities exchange, then the Fair Market Value shall be determined by the Board acting in its discretion, which determination shall be conclusive.

j. “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.
k. “Incentive Stock Option” means any Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.
l. “Long-Term Performance Award” or “Long-Term Award” means an award made pursuant to Section 8 hereof that is payable in cash and/or Shares (including Restricted Shares, Performance Shares and Performance Units) in accordance with the terms of the grant, based on Company, business unit and/or individual performance, in each case as determined by the Committee and as set forth in the grant letter.
m. “Non-Employee Trustee” shall have the meaning set forth in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission (substituting the word “trustee” for “director”); provided, however, that the Board or the Committee may, in its sole discretion, substitute the definition of “outside director” provided in the regulations under Section 162(m) of the Code in place of the definition of Non-Employee Director contained in the Exchange Act.
n. “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.
o. “Participant” means an employee or trustee of the Company or a Subsidiary to whom an award is granted pursuant to the Plan or a corporation, limited liability company, limited partnership or other entity owned directly and indirectly by one or more employees or trustees of the Company or a Subsidiary to whom an award is granted pursuant to the Plan.
p. “Performance Share” means an award made pursuant to Section 9 hereof of the right to receive Shares at the end of a specified performance period.
q. “Performance Unit” means an award made pursuant to Section 10 hereof of the right to receive cash at the end of a specified performance period.
r. “Restatement Effective Date” means June 2, 2010.
s. “Restricted Shares” means an award of Shares that is subject to restrictions pursuant to Section 7 hereof.
t. “Retirement” means termination of the employment of a Participant with the Company, an Affiliate (including parent) or a Subsidiary other than (i) a termination effected at the direction of the Company or parent (whether or not the Company effects such termination for Cause), (ii) termination on account of Disability, or (iii) termination on account of death. With respect to a trustee who is not also an employee of the Company, Retirement shall occur at such time as the individual ceases to be a trustee.
u. “Rules” means Section 16 of the Exchange Act and the regulations promulgated thereunder.
v. “SAR” means a share appreciation right granted under the Plan and described in Section 6 hereof.
w. “Securities Broker” means a registered securities broker acceptable to the Company who agrees to effect the cashless exercise of an Option pursuant to Section 5(k) hereof.
x. “Share” means a common share of beneficial interest, $.01 par value per share, of the Company, subject to substitution or adjustment as provided in Section 3(c) hereof.

y. “Stock Option” or “Option” means any option to purchase Shares (including Restricted Shares, if the Committee so determines) granted pursuant to Section 5 hereof.
z. “Subsidiary” means, in respect of the Company or parent, a subsidiary company, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code, and any other entity 50% or more of the economic interests in which are owned, directly or indirectly, by the Company.
aa. “Trustee” means a member of the Board.
SECTION 2. Administration. The Plan shall be administered by the Board. The Board may at any time by a unanimous vote, with each member voting, appoint a Committee consisting of not less than two Trustees to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe, provided that each Committee member shall be a Non-Employee Trustee. Members of the Committee shall serve for such period of time as the Board may determine. Members of the Board or the Committee who are eligible for awards or have been granted awards may vote on any matters affecting the administration of the Plan or any awards pursuant to the Plan.
If a Committee is appointed, all references to actions to be taken by the Board in the administration of the Plan shall be construed as references to the Committee.
From time to time the Board may increase the size of the Committee and appoint additional members thereto (provided such new members are Non-Employee Trustees), remove members (with or without Cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.
The Board shall have full authority to grant to eligible persons under Section 4: (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) Long-Term Performance Awards, (v) Performance Shares and/or (vi) Performance Units. In particular, the Board shall have the authority:
a. to select the persons to whom Options, SARs, Restricted Shares, Long-Term Performance Awards, Performance Shares and Performance Units may from time to time be granted hereunder;
b. to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, SARs, Restricted Shares, Long-Term Performance Awards, Performance Shares and Performance Units, or any combination thereof, are to be granted hereunder;
c. to determine the number of Shares, if any, to be covered by each such award granted hereunder;
d. subject to the provisions of Section 2(e), to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, including, but not limited to, the Share price and any restriction or limitation, any vesting provisions, or any vesting acceleration or forfeiture waiver regarding any Option or other award and/or the Shares relating thereto, or the length of the period following termination of employment of any Participant during which any Option or SAR may be exercised (which, in the case of an Incentive Stock Option, shall be no longer than one year in the case of the termination of employment of a Participant by reason of death or Disability, or three months in the case of the termination of employment of a Participant for any reason other than death or Disability), based on such factors as the Board shall determine, in its sole discretion;

e. Notwithstanding any other provision of the Plan, awards of Restricted Shares or Performance Shares shall vest (i.e., become nonforfeitable) over a minimum period of three years from the date of grant, except that if vesting in an award of Restricted Shares or Performance Shares is conditioned upon the achievement of one or more performance goals (other than the Participant’s continuation in service), then the award shall vest over a minimum period of one year from the date of grant (rather than over a minimum period of three years from the date of grant); provided that (i) no such minimum vesting period shall be required and any such minimum vesting period may be waived by the Committee in the event of a Change in Control or upon the death, Disability, or Retirement of the Participant who received the award and (ii) Restricted Shares or Performance Shares may be awarded without being subject to the minimum vesting requirements contained in this Section 2(e) if and to the extent that the aggregate number of Restricted Shares and Performance Shares awarded after the Restatement Effective Date does not exceed five percent (5%) of the aggregate number of Shares that may be issued or the subject of awards under the Plan after the Restatement Effective Date. For purposes of this Section 2(e), vesting over a three-year period or one-year period (as the case may be) shall include periodic vesting over such period if the rate of such vesting is proportional throughout such period.
f. to determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 5(k); and
g. to determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an award under the Plan may be deferred either automatically or at the election of the Participant; and
h. to make such arrangements with a Subsidiary for awards to be made to a Participant by such Subsidiary and for the transfer of Shares to such Subsidiary for the purpose of delivery to such Participant, as the Board may deem necessary or appropriate to further the purposes of the Plan.
The Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); to amend the terms of any agreement relating to any award issued under the Plan, provided that the Participant consents to such amendment; and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any award granted in the manner and to the extent it shall deem necessary to carry out the intent of the Plan.
All decisions made by the Board pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants. No member of the Board shall be liable for any good faith determination, act or failure to act in connection with the Plan or any award made under the Plan.
SECTION 3. Shares Subject to the Plan.
a. Shares Subject to the Plan. The Shares to be subject or related to awards under the Plan shall be authorized and unissued Shares of the Company or Shares previously issued and subsequently acquired by or on behalf of the Company. Subject to adjustments as provided in Section 3(c), the maximum number of Shares available for awards that are made under the Plan on or after the Restatement Effective Date shall equal the sum of (i) 6,000,000 Shares added to the Plan as of the Restatement Effective Date (of which, 3,600,000 Shares shall be available solely for awards of Non-Qualified Stock Options, Incentive Stock Options and SARs), plus (ii) any Shares remaining available for issuance under the Plan as of the Restatement Effective Date, plus (iii) any Shares subject to awards under the Plan as of the Restatement Effective Date that are later forfeited or for any other reason are not payable under the Plan. Except as otherwise provided above, all of such Shares shall be available for Non-Qualified Stock Options, Incentive Stock Options, Restricted Shares, SARS, Long-Term Performance Awards and/or Performance Shares. The Company may reserve for the purposes of the Plan the maximum number of Shares available for award under the Plan. If and to the extent that an SAR, Long-Term Performance Award or Performance Unit is settled in cash or payable solely in cash, such award shall not reduce the number of Shares subject to the Plan. Notwithstanding the foregoing and subject to adjustment as provided in Section 3(c), no Participant may receive (i) awards of Options and SARs under the Plan in any calendar year that, taken together, relate to more than 750,000 Shares; and (ii) other awards under the Plan in any calendar year that, taken together, relate to more than 1,000,000 Shares.

b. Effect of the Expiration or Termination of Awards; Other Adjustments to Share Limit.
(i) Shares that have been granted under the Plan or that have been reserved for distribution in payment for Options, SARs or other awards but are later forfeited or for any other reason are not payable under the Plan may again be made the subject of awards under the Plan.
(ii) If the Company withholds Shares to satisfy tax withholding requirements in connection with the exercise, vesting or payment of an award, other awards may not be granted covering the Shares so withheld to satisfy the tax withholding requirement. If a Participant exercises an Option covering Shares via the delivery of Shares to pay the option exercise price or a Participant exercises an SAR that is settled in Shares, other awards may not be granted with respect to the total number of Shares with respect to which such exercise applies, including those not delivered because of the net share settlement of the award. Thus, for these purposes, the number of Shares taken into account with respect to an SAR or an Option shall be the number of Shares underlying the SAR or Option at grant (i.e., not the final number of Shares delivered upon exercise of the SAR or Option).
c. Other Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, Share distribution or dividend, Share split or combination, or other change in entity structure affecting the Shares, such substitution or adjustment shall be made in the aggregate number, type and issuer of the securities reserved for issuance under the Plan, in the number and Option price of securities subject to outstanding Options granted under the Plan and in the number and price of securities subject to other awards made under the Plan, as may be determined to be appropriate by the Board in its sole discretion, provided that the number of securities subject to any award shall always be a whole number. The Board, in its sole discretion, shall make appropriate equitable anti-dilution adjustments to the number of then-outstanding SARs, and to the Fair Market Value upon which the value of such SARs is based.
SECTION 4. Eligibility. Trustees and other employees of the Company or its Subsidiaries, and a corporation, limited liability company, limited partnership or other entity owned directly and indirectly by one or more employees or trustees of the Company or a Subsidiary, are eligible to be granted awards under the Plan. Trustees and other employees who are not employees of the Company or of a Subsidiary that is a subsidiary as defined in Section 424(f) and (g) of the Code, are eligible to be granted awards under the Plan, but are not eligible to be granted Incentive Stock Options.
SECTION 5. Options. Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. Options may be granted alone, in addition to or in tandem with other awards granted under the Plan. Any Option granted under the Plan shall be in such form as the Board may from time to time approve.
The Board shall have the authority to grant any Participant eligible under Section 4 Incentive Stock Options, Non-Qualified Stock Options, or both types of Options (in each case with or without SARs). To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.
Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board shall deem appropriate; provided, however, that the provisions of Option awards need not be the same with respect to each Participant:
a. Option Price. The exercise price per Share purchasable under a Non-Qualified Stock Option shall be determined by the Board; provided that the exercise price per Share of a Non-Qualified Stock Option shall not be less than 100% of the Fair Market Value of the Share on the date of the grant. The exercise price per Share purchasable under an Incentive Stock Option shall be 100% of the Fair Market Value of the Share on the date of the grant, provided, however, that any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary that is a subsidiary company as defined in Section 424(f) and (g) of the Code, shall have an exercise price per Share of not less than 110% of Fair Market Value per Share on the date of the grant.

b. Option Term. The term of each Option shall be fixed by the Board, but no Option shall be exercisable more than ten years after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary that is a subsidiary company as defined in Section 424(f) and (g) of the Code, may not have a term of more than five years. No Option may be exercised by any person after expiration of the term of the Option.
c. Exercisability. Options shall vest and be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at the time of grant. If the Board provides, in its discretion, that any Option is exercisable only in installments, the Board may waive such installment exercise provisions at any time at or after grant, in whole or in part, based on such factors as the Board shall determine, in its sole discretion.
d. Method of Exercise. Subject to the exercise provisions under Section 5(c) and the termination provisions set forth in Sections 5(f) through (i), Options may be exercised in whole or in part at any time and from time to time during the term of the Option, by giving written notice of exercise to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or such other instrument as the Board may accept. As determined by the Board, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made in the form of Shares that are not unvested Restricted Shares based on the Fair Market Value of the Shares on the date the Option is exercised; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares may be authorized only at the time the Option is granted.
No Shares shall be issued upon exercise of an Option until full payment therefor has been made. A Participant shall not have the right to distributions or dividends or any other rights of a shareholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, and, if requested, has given the representation described in Section 13(a) hereof.
e. Non-transferability of Options. An Incentive Stock Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and all Incentive Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his Disability, by his personal representative. A Non-Qualified Stock Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and all Non-Qualified Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his Disability, by his personal representative; provided that pursuant to a procedure established by the Committee, a Participant may transfer a Non-Qualified Stock Option in whole or in part, to one or more transferees and such transferees may exercise such Non-Qualified Stock Options; provided further that (i) any such transfer is without consideration and (ii) each transferee is a Family Member with respect to the Participant. Any person to whom a Non-Qualified Stock Option has been transferred may exercise any Options only in accordance with the rules of the Plan and the Option award. For the avoidance of doubt, no Options shall be transferable except as provided in this Section 5(e).
f. Termination by Reason of Death. Subject to Section 5(i), if a Participant’s service with the Company or any Subsidiary terminates by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then one year from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option.

g. Termination by Reason of Disability. Subject to Section 5(i), if a Participant’s service with the Company or any Subsidiary terminates by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then six months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option; provided, however, that if the Participant dies within such period, any unexercised Option held by such Participant shall, at the sole discretion of the Board, thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year from the date of such death (or such other period as may be specified by the Board) or until the expiration of the stated term of such Option, whichever period is shorter.
h. Other Termination. Subject to Section 5(i), if a Participant’s service with the Company or any Subsidiary terminates for any reason other than death or Disability, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination or on such accelerated basis as the Board may determine at or after the time of grant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then thirty (30) days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option.
i. Change of Control. In the event of a Change of Control, the Board may, in its sole discretion, cause all outstanding Options to immediately become fully exercisable.
j. Incentive Stock Option Limitations. To the extent required for “incentive stock option” status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company or any Subsidiary shall not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options shall be taken into account in the order granted.
k. Cashless Exercise. The Company may, in the sole discretion of the Board, cooperate in a “cashless exercise” of an Option. The cashless exercise shall be effected by the Participant delivering to the Securities Broker instructions to sell a sufficient number of Shares to cover the costs and expenses associated therewith.
SECTION 6. Share Appreciation Rights.
a. Grant. SARs may be granted alone (“Stand-Alone SARs”) or in conjunction with all or part of any Option granted under the Plan (“Tandem SARs”). In the case of a Non-Qualified Stock Option, a Tandem SAR may be granted either at or after the time of the grant of such Option. In the case of an Incentive Stock Option, a Tandem SAR may be granted only at the time of the grant of such Option.
b. Exercise.
(i) Tandem SARs. A Tandem SAR or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option or portion thereof, except that, unless otherwise determined by the Board, in its sole discretion at the time of grant, a Tandem SAR granted with respect to less than the full number of Shares covered by a related Option shall be reduced only after such related Option is exercised or otherwise terminated with respect to the number of Shares not covered by the Tandem SAR.

A Tandem SAR may be exercised by a Participant by surrendering the applicable portion of the related Option, only at such time or times and to the extent that the Option to which such Tandem SAR relates shall be exercisable in accordance with the provisions of Section 5 and this Section 6. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem SARs have been exercised.
Upon the exercise of a Tandem SAR, a Participant shall be entitled to receive, upon surrender to the Company of all (or a portion) of an Option in exchange for cash and/or Shares, an amount equal to the excess of (A) the Fair Market Value, as of the date such Option (or such portion thereof) is surrendered, of the Shares covered by such Option (or such portion thereof) over (B) the aggregate exercise price of such Option (or such portion thereof).
Upon the exercise of a Tandem SAR, the Option or part thereof to which such Tandem SAR is related shall be deemed to have been exercised. A Tandem SAR may be exercised only if and when the Fair Market Value of the Shares subject to the Option exceeds the exercise price of such Option.
(ii) Stand-Alone SARs. A Stand-Alone SAR may be exercised by a Participant giving notice of intent to exercise to the Company, provided that all or a portion of such Stand-Alone SAR shall have become vested and exercisable as of the date of exercise.
Upon the exercise of a Stand-Alone SAR, a Participant shall be entitled to receive, in either cash and/or Shares, as determined by the Board, an amount equal to the excess, if any, of (A) the Fair Market Value, as of the date such SAR (or portion of such SAR) is exercised, of the Shares covered by such SAR (or portion of such SAR) over (B) the exercise price of such SAR (or a portion of such SAR) as of the date such SAR (or a portion of such SAR) was granted.
c. Terms and Conditions. SARs shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Board, in its sole discretion; provided, however, that the provisions of SAR awards need not be the same with respect to each Participant. Such terms and conditions include the following:
(i) Non-Transferability. An SAR shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and all SARs shall be exercisable, during the Participant’s lifetime, only by the Participant or, in the event of his Disability, by his personal representative; provided that pursuant to a procedure established by the Committee, a Participant may transfer a Stand-Alone SAR in whole or in part, to one or more transferees and such transferees may exercise such Stand-Alone SARs; provided further that (i) any such transfer is without consideration and (ii) each transferee is a Family Member with respect to the Participant. Any person to whom Stand-Alone SAR has been transferred may exercise any Stand-Alone SARs only in accordance with the rules of the Plan and the SAR award. For the avoidance of doubt, no SARs shall be transferable except as provided in this Section 6(c)(i), provided that the transferability of a Tandem SAR shall be determined by the terms of the applicable Option.
(ii) Term of SAR. The term of each SAR shall be fixed by the Board, provided that the term of a Tandem SAR shall be determined by the terms of the applicable Option, and provided further that the term of a Stand-Alone SAR shall not exceed ten (10) years.
(iii) Exercise Price. The exercise price per Tandem SAR shall be the same as for the related Option. The exercise price per Stand-Alone SAR shall be determined by the Board, provided that the exercise price per SAR shall not be less than 100% of the Fair Market Value of the Shares on the date of the grant.

(iv) Exercisability. SARs shall vest and be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at the time of grant, provided that the term of a Tandem SAR shall be determined by the terms of the applicable Option. A Participant shall not have any rights as a shareholder with respect to any SAR.
(v) Termination of Employment. Unless otherwise specified in the terms of an award, SARs shall be subject to the terms of Sections 5(f)-(h) with respect to exercise upon termination of employment.
(vi) Change of Control. In the event of a Change of Control, the Board may, in its sole discretion, cause all outstanding SARs to immediately become fully exercisable.
SECTION 7. Restricted Shares.
a. Administration. Restricted Shares may be issued either alone or in addition to other awards granted under the Plan. The Board shall determine the persons to whom, and the time or times at which, grants of Restricted Shares will be made, the number of Shares to be awarded, the price (if any) to be paid by the recipient of Restricted Shares, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards.
The Board may condition the vesting of Restricted Shares upon the attainment of specified performance goals or such other factors as the Board may determine, in its sole discretion, at the time of the award. The Board may award Restricted Shares that vest without regard to the attainment of specified performance goals.
The provisions of Restricted Share awards need not be the same with respect to each Participant.
b. Awards and Certificates. The prospective recipient of a Restricted Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award. The purchase price for Restricted Shares may be zero.
Each Participant receiving a Restricted Share award shall be issued a share certificate in respect of such Restricted Shares. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:
“The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan, as amended, and an Agreement entered into between the registered owner and Brandywine Realty Trust. Copies of such Plan and Agreement are on file in the principal offices of Brandywine Realty Trust and will be made available to any Shareholder without charge upon request to the Secretary of the Company.”
The Board may require that the share certificates evidencing Restricted Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Share award, the Participant shall have delivered to the Company a share power, endorsed in blank, relating to the Shares covered by such award.

c. Restrictions and Conditions. The Restricted Shares awarded pursuant to this Section 7 shall be subject to the following restrictions and conditions:
(i) During a period set by the Board commencing with the date of such award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Shares awarded under the Plan. The Board, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Board may determine, in its sole discretion. The Board may, in its sole discretion, issue Restricted Shares under the Plan for which all restrictions are waived, including, but not limited to, Restricted Shares issued to Trustees as part or all of their Trustees’ fees for any period.
(ii) Except as provided in this paragraph (ii) and Section 7(c)(i), once the Participant has been issued a certificate or certificates for Restricted Shares, the Participant shall have, with respect to the Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the Shares, and the right to receive any cash distributions or dividends. The Board, in its sole discretion, as determined at the time of award, may permit or require the payment of cash distributions or dividends to be deferred and, if the Board so determines, reinvested in additional Restricted Shares to the extent Shares are available under Section 3 of the Plan.
(iii) Subject to the applicable provisions of the award agreement and this Section 7, upon termination of a Participant’s service with the Company for reasons other than death or Disability during the Restriction Period, all Restricted Shares still subject to restriction shall be forfeited by the Participant. Subject to the provisions of the Plan, the Board, in its sole discretion, may provide for the lapse of such restrictions in installments and may waive such restrictions, in whole or in part, at any time, based on such factors as the Board shall deem appropriate in its sole discretion. Unless otherwise provided in an award agreement, upon the death or Disability of a Participant during the Restriction Period, restrictions will lapse with respect to a percentage of the Restricted Shares award granted to the Participant that is equal to the percentage of the Restriction Period that has elapsed as of the date of death or the date on which such Disability commenced (as determined by the Board in its sole discretion), and a share certificate or share certificates representing such Shares, without bearing the restrictive legend described in Section 7(b), shall be delivered by the Company to the Participant or the Participant’s estate, as the case may be, in exchange for the share certificate or share certificates that contain such restrictive legend.
(iv) In the event of hardship or other special circumstances of a Participant whose service with the Company is involuntarily terminated (other than for Cause), the Board may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Shares, based on such factors as the Board may deem appropriate.
(v) If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period, the certificates for such Shares, without bearing the restrictive legend described in Section 7(b), shall be promptly delivered by the Company to the Participant, in exchange for the share certificate or share certificates that contain such restrictive legend.
(vi) In the event of a Change of Control, the Board, in its sole discretion, may cause all Restricted Shares remaining subject to forfeiture to immediately cease to be subject to forfeiture and a share certificate or shares certificates representing such Shares, without bearing the restrictive legend described in Section 7(b), shall be issued by the Company and delivered to the Participant, in exchange for the share certificate or share certificates that contain such restrictive legend.

SECTION 8. Long-Term Performance Awards.
a. Awards and Administration. Long-Term Performance Awards may be awarded either alone or in addition to other awards granted under the Plan. Prior to award of a Long-Term Performance Award, the Board shall determine the nature, length and starting date of the performance period (the “performance period”) for each Long-Term Performance Award. Performance periods may overlap and Participants may participate simultaneously with respect to Long-Term Performance Awards that are subject to different performance periods and/or different performance factors and criteria. Prior to award of a Long-Term Performance Award, the Board shall determine the performance objectives to be used in awarding Long-Term Performance Awards and determine the extent to which such Long-Term Performance Awards have been earned. Performance objectives may vary from Participant to Participant and between groups of Participants and shall be based upon such Company, business unit and/or individual performance factors and criteria as the Board may deem appropriate, including, but not limited to, earnings per Share or return on equity.
At the beginning of each performance period, the Board shall determine for each Long-Term Performance Award subject to such performance period the range of dollar values and/or number of Shares to be awarded to the Participant at the end of the performance period if and to the extent that the relevant measure(s) of performance for such Long-Term Performance Award is (are) met. Such dollar values or number of Shares may be fixed or may vary in accordance with such performance and/or other criteria as may be specified by the Board, in its sole discretion.
b. Adjustment of Awards. In the event of special or unusual events or circumstances affecting the application of one or more performance objectives to a Long-Term Performance Award, the Board may revise the performance objectives and/or underlying factors and criteria applicable to the Long-Term Performance Awards affected, to the extent deemed appropriate by the Board, in its sole discretion, to avoid unintended windfalls or hardship.
c. Termination of Service. Unless otherwise provided in the applicable award agreements, if a Participant terminates service with the Company during a performance period because of death, Disability or Retirement, such Participant (or his estate) shall be entitled to a payment with respect to each outstanding Long-Term Performance Award at the end of the applicable performance period:
(i) based, to the extent relevant under the terms of the award, upon the Participant’s performance for the portion of such performance period ending on the date of termination and the performance of the applicable business unit(s) for the entire performance period, and
(ii) pro-rated, where deemed appropriate by the Board, for the portion of the performance period during which the Participant was employed by or served on the Board of the Company, all as determined by the Board, in its sole discretion.
However, the Board may provide for an earlier payment in settlement of such award in such amount and under such terms and conditions as the Board deems appropriate, in its sole discretion.
Except as otherwise determined by the Board, if a Participant terminates service with the Company during a performance period for any other reason, then such Participant shall not be entitled to any payment with respect to the Long-Term Performance Awards subject to such performance period, unless the Board shall otherwise determine, in its sole discretion.
In the event of a Change of Control, the Board may, in its sole discretion, cause all conditions applicable to a Long-Term Performance Award to immediately terminate and a share certificate or share certificates representing Shares subject to such award, or cash, as the case may be, to be issued and/or delivered to the Participant.
d. Form of Payment. The earned portion of a Long-Term Performance Award may be paid currently or on a deferred basis, together with such interest or earnings equivalent as may be determined by the Board, in its sole discretion. Payment shall be made in the form of cash or whole Shares, including Restricted Shares, either in a lump sum payment or in annual installments commencing as soon as practicable after the end of the relevant performance period, all as the Board shall determine at or after grant. A Participant whose Long-Term Performance Award is payable in Shares or Restricted Shares shall not have any rights as a shareholder until such share certificate or share certificates have been issued to such Participant, and, if requested, the Participant has given the representation described in Section 13(a) hereof.

SECTION 9. Performance Shares.
a. Awards and Administration. The Board shall determine the persons to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any such person, the duration of the period (the “performance period”) during which, and the conditions under which, receipt of the Shares will be deferred, and the other terms and conditions of the award in addition to those set forth below.
The Board may condition the receipt of Shares pursuant to a Performance Share award upon the attainment of specified performance goals or such other factors or criteria as the Board shall determine, in its sole discretion.
The provisions of Performance Share awards need not be the same with respect to each Participant, and such awards to individual Participants need not be the same in subsequent years.
b. Terms and Conditions. Performance Shares awarded pursuant to this Section 9 shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:
(i) Conditions. The Board, in its sole discretion, shall specify the performance period during which, and the conditions under which, the receipt of Shares covered by the Performance Share award will be deferred.
(ii) Share Certificate. At the expiration of the performance period, if the Board, in its sole discretion, determines that the conditions specified in the Performance Share agreement have been satisfied, a share certificate or share certificates evidencing the number of Shares covered by the Performance Share award shall be issued and delivered to the Participant. A Participant shall not be deemed to be the holder of Shares, or to have the rights of a holder of Shares, with respect to the Performance Shares unless and until a share certificate or share certificates evidencing such Shares are issued to such Participant. If, with respect to an award of Performance Shares, the Board determines after the expiration of the performance period that a Participant is not entitled to the entire number of Performance Shares represented by the award, then the Shares representing the portion of the award that is not paid to the Participant shall again become available for award under the Plan, subject to Section 3(b).
(iii) Death, Disability or Retirement. Subject to the provisions of the Plan, and unless otherwise provided in the Performance Share Agreement, if a Participant terminates service with the Company during a performance period because of death, Disability or Retirement, such Participant (or his estate) shall be entitled to receive, at the expiration of the performance period, a percentage of Performance Shares that is equal to the percentage of the performance period that had elapsed as of the date of termination, provided that the Board, in its sole discretion, determines that the conditions specified in the Performance Share agreement have been satisfied. In such event, a share certificate or share certificates evidencing such Shares shall be issued and delivered to the Participant or the Participant’s estate, as the case may be.
(iv) Termination of Service. Unless otherwise determined by the Board at the time of grant, the Performance Shares will be forfeited upon a termination of service during the performance period for any reason other than death, Disability or Retirement.
(v) Change of Control. In the event of a Change of Control, the Board may, in its sole discretion, cause all conditions applicable to the Performance Shares to immediately terminate and a share certificate or share certificates evidencing Shares subject to the Share award to be issued and delivered to the Participant.

SECTION 10. Performance Units.
a. Awards and Administration. The Board shall determine the persons to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any such person, the duration of the period (the “performance period”) during which, and the conditions under which, a Participant’s right to Performance Units will be vested, the ability of Participants to defer the receipt of payment of such Performance Units, and the other terms and conditions of the award in addition to those set forth below.
A Performance Unit shall have a fixed dollar value.
The Board may condition the vesting of Performance Units upon the attainment of specified performance goals or such other factors or criteria as the Board shall determine, in its sole discretion.
The provisions of Performance Unit awards need not be the same with respect to each Participant, and such awards to individual Participants need not be the same in subsequent years.
b. Terms and Conditions. Performance Units awarded pursuant to this Section 10 shall be subject to the following terms and conditions and such other terms and conditions, not inconsistent with the terms of this Plan, as the Board shall deem desirable:
(i) Conditions. The Board, in its sole discretion, shall specify the performance period during which, and the conditions under which, the Participant’s right to Performance Units will be vested.
(ii) Vesting. At the expiration of the performance period, the Board, in its sole discretion, shall determine the extent to which the performance goals have been achieved, and the percentage of the Performance Units of each Participant that have vested.
(iii) Death, Disability or Retirement. Subject to the provisions of this Plan, and unless otherwise provided in the award agreement, if a Participant terminates service with the Company during a performance period because of death, Disability or Retirement, such Participant (or the Participant’s estate) shall be entitled to receive, at the expiration of the performance period, a percentage of Performance Units that is equal to the percentage of the performance period that had elapsed as of the date of termination, provided that the Board, in its sole discretion, determines that the conditions specified in the Performance Unit agreement have been satisfied, and payment thereof shall be made to the Participant or the Participant’s estate, as the case may be.
(iv) Termination of Service. Unless otherwise determined by the Board at the time of grant, the Performance Units will be forfeited upon a termination of service during the performance period for any reason other than death, Disability or Retirement.
(v) Change of Control. In the event of a Change of Control, the Board may, in its sole discretion, cause all conditions applicable to Performance Units to immediately terminate and cash representing the full amount of such award to be paid to the Participant.
SECTION 11. Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant with respect to an Option, SAR, Restricted Share, Long-Term Performance Award, Performance Share or Performance Unit which has been granted under the Plan, without the Participant’s consent, or which, without the approval of such amendment within one year (365 days) of its adoption by the Board, by a majority of the votes cast at a duly held shareholder meeting at which a quorum representing a majority of the Company’s outstanding voting shares is present (either in person or by proxy) (“Shareholder Approval”), would:
a. except as expressly provided in the Plan, increase the total number of Shares reserved for the purposes of the Plan;

b. change the persons or class of persons eligible to participate in the Plan; or
c. extend the maximum Option or SAR term under Section 5(b) or Section 6(c) of the Plan.
Repricing of Options or SARs shall not be permitted without Shareholder Approval. For this purpose, a “repricing” means: (A) except as permitted by Section 3(c), changing the terms of an outstanding Option or SAR to lower its exercise price; and (B) repurchasing for cash or canceling an Option or SAR on a date when its exercise price is greater than the Fair Market Value of the underlying shares in exchange for another award, unless the cancellation and exchange occurs in connection with an event described in Section 3(c). Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable tax laws and accounting rules, as well as other developments.
SECTION 12. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to awards hereunder.
SECTION 13. General Provisions.
a. The Board may require each person acquiring Shares or a Share-based award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares or Share-based award for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate to ensure compliance with applicable Federal and state securities laws. The certificate evidencing such award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with securities laws.
All certificates for Shares or other securities delivered under the Plan shall be subject to such share transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other applicable Federal or state securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
b. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required by law or any stock exchange upon which the Shares are then listed; and such arrangements may be either generally applicable or applicable only in specific cases.
c. The adoption of the Plan shall not confer upon any employee of the Company or a Subsidiary any right to continued employment with the Company or such Subsidiary, nor shall it interfere in any way with the right of the Company or such Subsidiary to terminate the employment of any of its employees at any time.

d. No later than the date as of which an amount first becomes includable in the gross income of the Participant for Federal income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Board regarding the payment, of any Federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
e. At the time of grant of an award under the Plan, the Board may provide that the Shares received as a result of such grant shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any Shares that the Participant wishes to sell, with the price being the then Fair Market Value of the Shares, subject to such other terms and conditions as the Board may specify at the time of grant.
f. The Board shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.
g. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Maryland.
SECTION 14. Effective Date of Plan. This Plan shall become effective on the date that it is adopted by the Board; provided, however, that it shall not be an Incentive Stock Option Plan if it is not approved, within one year (365 days) of its adoption by the Board, by a majority of the votes cast at a duly held shareholder meeting at which a quorum representing a majority of Company’s outstanding voting shares is present, either in person or by proxy. The Board may make awards hereunder prior to approval of the Plan; provided, however, that any and all Incentive Stock Options so awarded automatically shall be converted into Non-Qualified Stock Options if the Plan is not approved by shareholders within 365 days of its adoption.
SECTION 15. Term of Plan. No Option, SAR, Restricted Share, Long-Term Performance Award, Performance Share or Performance Unit shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the latest date of shareholder approval of either the Plan or an amendment to the Plan, but awards granted prior to such tenth (10th) anniversary may extend beyond that date.

BRANDYWINE REALTY TRUST
555 LANCASTER AVENUE
SUITE 100
RADNOR, PA 19087
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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trustees recommends that you vote FOR the following:
		☐	☐	☐
1.	Election of Trustees
Nominees

01	Walter D’Alessio 02 Anthony A. Nichols, Sr. 03 Gerard H. Sweeney 04 D. Pike Aloian 05 Wyche Fowler
06	Michael J. Joyce 07 Charles P. Pizzi

The Board of Trustees recommends you vote FOR the following proposal(s):						For	Against	Abstain

2	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for calendar year 2010.					☐	☐	☐

3	An amendment and restatement of our Amended and Restated 1997 Long-Term Incentive Plan to, among other things, increase the number of common shares of beneficial interest, par value $.01 per share, that may be issued or the subject of awards under the plan by 6,000,000 shares.					☐	☐	☐

NOTE: In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

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Proxy – Brandywine Realty Trust
Annual Meeting of Shareholders
June 2, 2010 at 10:00 a.m. EDT
The Four Seasons Hotel
One Logan Square, Philadelphia, Pennsylvania
Proxy Solicited on Behalf of the Board of Trustees
The undersigned shareholder of Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), hereby appoints Walter D’Alessio and Gerard H. Sweeney, and each of them, acting individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Shareholders of Brandywine Realty Trust to be held at 10:00 a.m. EDT on June 2, 2010, and at any postponement or adjournment thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to vote at such meeting and otherwise to represent the undersigned, at the meeting with all powers possessed by the undersigned if personally present at the meeting.
This Proxy is solicited on behalf of the Board of Trustees. When properly executed, this Proxy will be voted in the manner directed by the undersigned shareholder. If this Proxy is executed but no direction is made, this Proxy will be voted “FOR” all proposals. This Proxy also delegates discretionary authority with respect to any other business which may properly come before the meeting or any postponement or adjournment thereof.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any Proxy previously submitted with respect to the meeting.
PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
Continued and to be signed on reverse side